Exhibit 2.6

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TERRASCEND CORP.

and

GAGE GROWTH CORP.

ARRANGEMENT AGREEMENT

August 31, 2021

ARRANGEMENT AGREEMENT

THIS AGREEMENT is dated as of August 31, 2021,

BETWEEN:

TERRASCEND CORP., a corporation existing under the laws of the Province of Ontario

(the “Purchaser”)

- and -

GAGE GROWTH CORP., a corporation existing under the laws of Canada

(the “Company”)

CONTEXT:

(A)	The Purchaser and the Company wish to propose an Arrangement involving the acquisition by the Purchaser of all of the issued and outstanding Company Shares (and any securities issuable in exchange for the Company Exchangeable Shares) in exchange for Purchaser Shares on the terms set forth in this Agreement;

(B)	The Parties intend to carry out the transaction contemplated in this Agreement by way of a plan of arrangement under the provisions of the CBCA;

(C)	The Company Board has unanimously determined, after receiving financial and legal advice, that the Consideration to be received by the Company Shareholders is fair, from a financial point of view, to the Company Shareholders and that the Arrangement is in the best interests of the Company, and the Company Board has unanimously resolved (with directors abstaining or recusing themselves as required by Law or the Company’s Constating Documents) to recommend that the Company Shareholders vote in favour of the Arrangement Resolution, all subject to the terms and conditions contained in this Agreement; and

(D)	The Purchaser has entered into Company Voting Support and Lock-Up Agreements with the Locked-Up Parties, pursuant to which, among other things, such Persons have agreed to vote all of the Company Shares held by them in favour of the Arrangement Resolution, on the terms and subject to the conditions set forth in such agreements.

(E)	The Company has entered into Purchaser Voting Support Agreements with the Voting Parties, pursuant to which, among other things, such Persons have agreed to vote all of the Purchaser Shares held by them in favour of the Purchaser Shareholder Resolution, on the terms and subject to the conditions set forth in such agreements.

THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

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ARTICLE 1

INTERPRETATION

Section 1.1      Definitions

In this Agreement, the following terms have the following meanings:

“Acquisition” has the meaning specified in Section 2.16.

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Agreement.

“Agreement” means this arrangement agreement, together with the Schedules attached hereto and the Company Disclosure Letter, the Purchaser Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Amended Operating Agreement” means that certain First Amendment to the Amended and Restated Operating Agreement by and among Spartan Partner Holdings, LLC and its members to be entered into on the Closing Date in substantially the form agreed to in writing by the Parties on the date hereof.

“Arrangement” means an arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the provisions of the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement to be considered at the Company Meeting (together with any other matters that require the approval of the Company Shareholders in connection with the transactions contemplated under this Agreement), substantially in the form of Schedule B.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been granted, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence, exemption, review, decision of, registration and filing with, or similar authorization of any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity having jurisdiction over the Person including, in respect of the Company and its Subsidiaries pursuant to any Law or request or mandate of any Governmental Entity, including the Cannabis Act (Canada) and the Michigan Regulatory Laws, for the operation of the Company Business, including the Regulatory Licenses.

“Authorized Contacts” has the meaning provided in the MRA.

“Breaching Party” has the meaning specified in Section 4.7(3).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

“CARES Act” has the meaning ascribed thereto in Section (18)(s) of Schedule C.

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Certificate of Arrangement” means the certificate to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement giving effect to the Arrangement.

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“Civil Investigative Demand” means a civil investigative demand received from the U.S. Federal Trade Commission.

“Company” has the meaning specified in the preamble.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser (or any affiliate of the Purchaser), after the date of this Agreement relating to:

(a)	any sale or disposition (or any license, lease, long-term supply agreement or other arrangement having the same economic effect as a sale or disposition), direct or indirect, in a single transaction or a series of related transactions, of assets of the Company or any of its Subsidiaries (including voting, equity or other securities of its Subsidiaries) or alliance, joint venture, partnership or similar transaction representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries, or of 20% or more of the voting or equity securities (or rights or interests in such voting or equity securities) of the Company or any of its Subsidiaries;

(b)	direct or indirect take-over bid, exchange offer, issuance of securities or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning or having the right to acquire 20% or more of any class of voting, equity or other securities of the Company or any of its Subsidiaries (including securities convertible or exercisable or exchangeable for voting, equity or other securities of the Company or any of its Subsidiaries) on a fully-diluted basis;

(c)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, debt exchange, business combination, reorganization, joint venture, exclusive license, partnership or similar transaction, recapitalization, liquidation, dissolution or winding up or similar transaction involving the Company or any of its Subsidiaries; or

any other similar transaction or series of transactions involving the Company, any of its Subsidiaries, or any agreements entered into by the Company or any of its Subsidiaries, the consummation of which would reasonably be expected to impede, interfere with, prevent a delay to the transactions contemplated herein or under the MIPA or which could reasonably be expected to materially reduce the benefits of the Arrangement to the Purchaser.

“Company Board” means the board of directors of the Company as constituted from time to time.

“Company Board Recommendation” has the meaning specified in Section 2.4(2).

“Company Business” means the business historically conducted by the Company and/or its Subsidiaries, including all activities and products processed under or using Company Intellectual Property Rights.

“Company Business Assets” means all tangible and intangible assets, properties, Authorizations, rights or other privileges (whether contractual or otherwise, including through agreements with the Licensed Operators) owned (either directly or indirectly), leased, licensed, loaned, operated or being developed or used, including all vendor lists, customer lists, intellectual property and related technologies, real property, fixed assets, facilities, equipment, inventories and accounts receivable, by the Company and its Subsidiaries in connection with the Company Business.

“Company Canadian Debentures” means the outstanding unsecured debentures of the Company, denominated in Canadian dollars.

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“Company Change in Recommendation” has the meaning specified in Section 7.2(1)(d)(ii).

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Data Room” means the material contained in the virtual data room established by the Company as at 8:00 p.m. (Toronto time) on August 31, 2021, the index of documents of which is appended to the Company Disclosure Letter.

“Company Debentures” means the Company Canadian Debentures and the Company US Debentures.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser in connection with this Agreement.

“Company Employees” means all officers and employees of the Company and its Subsidiaries, including unionized, non-unionized, part-time, full-time, active and inactive employees.

“Company Exchangeable Shares” means the Class B exchangeable shares issued by Spartan Partners Corporation which are exchangeable into 600,000 Company Exchangeable Units.

“Company Exchangeable Units” means the exchangeable units issued by Spartan Partners Holding, LLC, which are exchangeable for either 75,000,000 Company Subordinate Voting Shares or 1,500,000 Company Proportionate Voting Shares in accordance with their terms.

“Company Fairness Opinions” means the opinions of the Financial Advisors to the effect that, as of the date of such opinion, the Consideration to be received by the Company Shareholders is fair, from a financial point of view, to such holders.

“Company Filings” means all documents of the Company publicly filed under the profile of the Company on the System for Electronic Document Analysis Retrieval (SEDAR).

“Company Financial Statements” has the meaning ascribed thereto in Section (10) of Schedule C.

“Company Intellectual Property Rights” means, collectively, Company Owned Intellectual Property Rights and the Company Licensed Intellectual Property Rights.

“Company Interested Shareholders” means, collectively, the Company Shareholders whose votes are required to be excluded from the minority approval vote under Part 8 of MI 61-101 with respect to the Arrangement Resolution.

“Company Licensed Intellectual Property Rights” shall mean all Intellectual Property rights that are licensed to the Company or any of its Subsidiaries by any third party, including the Licensed Operators, or which the Company or any of its Subsidiaries otherwise has the right to use.

“Company Leased Property” has the meaning ascribed thereto in Section (20)(b) of Schedule C.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser, acting reasonably.

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“Company Owned Intellectual Property Rights” shall mean all Intellectual Property rights owned or purported to be owned by the Company or any of its Subsidiaries, in whole or in part.

“Company Owned Property” has the meaning ascribed thereto in Section (20)(a) of Schedule C.

“Company Properties” has the meaning ascribed thereto in Section (20)(b) of Schedule C.

“Company Proportionate Voting Shares” means the shares in the capital of the Company designated as proportionate voting shares, each entitling the holder thereof to fifty (50) votes per share at shareholder meetings of the Company, and which are convertible, at any time at the option of the holder, into Company Subordinate Voting Shares at a ratio of fifty (50) Company Subordinate Voting Shares for each Company Proportionate Voting Share.

“Company RSU Plan” means the restricted share unit plan approved by the Company Board on January 26, 2021.

“Company RSUs” means the outstanding restricted share units of the Company issued pursuant to the Company RSU Plan.

“Company Shareholders” means the registered or beneficial holders of Company Shares, as the context requires.

“Company Shares” means a share in the capital of the Company, and includes the Company Subordinate Voting Shares, the Company Super Voting Shares and the Company Proportionate Voting Shares.

“Company Special Committee” means the special committee of independent members of the Company Board formed in relation to the proposal to effect the transactions contemplated by this Agreement.

“Company Stock Option Plan” means the amended and restated stock option plan approved by the Company Board on June 3, 2019.

“Company Stock Optionholders” means the registered or beneficial holders of Company Stock Options.

“Company Stock Options” means stock options to purchase Company Subordinate Voting Shares issued pursuant to the Company Stock Option Plan.

“Company Subordinate Voting Shares” means the shares in the capital of the Company designated as subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“Company Super Voting Shares” means the shares in the capital of the Company designated as super voting shares, each entitling the holder thereof to fifty (50) votes per share at shareholder meetings of the Company.

“Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal from a Person who is an arm’s length third party made after the date of this Agreement: (i) to acquire all of the outstanding Company Shares not beneficially owned by such arm’s length third party or all or substantially all of the assets of the Company on a consolidated basis; (ii) that complies with Securities Laws in all material respects and did not result from or involve a breach of Article 5 or any other agreement between the Person making the Company Acquisition Proposal and the Company or any of its Subsidiaries; (iii) that the Company Board determines, in its good faith judgment after receiving the advice of its outside legal counsel and financial advisors, is reasonably capable of being completed without undue delay relative to the Arrangement, taking into account all financial, legal, regulatory and other aspects of such proposal (including any required shareholder approvals and any minimum tender requirements) and the Person making such proposal; (iv) that is not subject to a financing condition and, in respect of which it has been demonstrated to the satisfaction of the Company Board, in its good-faith judgment, after receiving the advice of its outside legal counsel and financial advisors, that adequate arrangements have been made in respect of any financing, including any costs or expenses related thereto, required to complete such Company Acquisition Proposal; (v) that is not subject to any due diligence or access condition; (vi) in the event that the Company does not have the financial resources to pay the Termination Fee, the terms of such Company Acquisition Proposal provide that the Person making such Company Superior Proposal shall advance or otherwise provide the Company the cash required for the Company to pay the Termination Fee and such amount shall be advanced or provided on or before the date such Termination Fee becomes payable; and (vii) that the Company Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Company Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Company Acquisition Proposal and the party making such Company Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Company Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2)).

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“Company Superior Proposal Notice” has the meaning specified in Section 5.4(1)(c).

“Company Systems” means all information technology and computer systems (including computer software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether or not in electronic form, used in the conduct of the Company Business.

“Company Termination Fee Event” has the meaning specified in Section 7.3.

“Company US Debentures” means the outstanding unsecured debentures of the Company, denominated in U.S. dollars.

“Company Voting Support and Lock-Up Agreements” means each of the voting support and lock-up agreements dated the date hereof between the Purchaser and each of the Locked-Up Parties.

“Company Warrantholders” means the registered or beneficial holders of Company Warrants.

“Company Warrants” means the outstanding warrants of the Company to purchase Company Subordinate Voting Shares.

“Confidentiality Agreement” means the confidentiality agreement dated January 29, 2021 between the Purchaser and the Company.

“Consideration” means the consideration to be received by the Company Shareholders pursuant to the Plan of Arrangement as consideration for their Company Shares, consisting of 0.3001 of a Purchaser Share for each Company Share, subject to adjustment in the manner and in the circumstances contemplated in Section 2.12 of this Agreement, on the basis set out in the Plan of Arrangement.

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“Consideration Shares” means the Purchaser Shares to be issued as the Consideration pursuant to the Arrangement.

“Constating Documents” means the articles or certificate of incorporation, formation, amalgamation, or continuation, as applicable, and the operating or limited liability company agreements, shareholders agreements, by-laws, or similar organizational documents, as applicable, and all amendments thereto.

“Contract” means any legally binding agreement, commitment, engagement, contract, franchise, licence, obligation or undertaking (written or oral), and any amendment, exhibit, schedule or appendix thereof, to which any Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Court” means the Ontario Superior Court of Justice (Commercial List) in the City of Toronto.

“CSE” means the Canadian Securities Exchange.

“Depositary” means such Person as the Purchaser may appoint to act as depositary for Company Shares in relation to the Arrangement, with the approval of the Company, acting reasonably.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” means the rights of dissent of the Company Shareholders in respect of the Arrangement Resolution as described in the Plan of Arrangement.

“Effective Date” has the meaning specified in Section 2.10.

“Effective Time” has the meaning specified in the Plan of Arrangement.

“Employee Plans” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and all other health, welfare, supplemental unemployment benefit, change of control, bonus, profit sharing, option, insurance, compensation, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension, vacation, severance or termination pay, retirement or retirement savings plans, or other employee benefit plans, policies, trusts, funds, agreements, or arrangements for the benefit of employees, former employees, directors or former directors of a Party or any of its Subsidiaries, which are maintained by or binding upon such Party or any of its Subsidiaries or in respect of which such Party or any of its Subsidiaries has an actual or contingent liability excluding all obligations for severance and termination pursuant to a statute.

“Environmental Laws” means all United States and Canadian Laws relating to public health that is adversely affected by pollution and Hazardous Substances in the environment or the protection of the environment and all Authorizations issued pursuant to such United States and Canadian Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would (as of any relevant time) be treated as a single employer under Section 414 of the U.S. Tax Code.

“Federal Cannabis Laws” means any United States federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

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“Final Order” means the final order of the Court made pursuant to Section 192 of the CBCA, after a hearing upon the fairness of the terms and conditions of the Arrangement, in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or dismissed, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Financial Advisors” means Clarus Securities Inc., independent financial advisor to the Company Board and Eight Capital, independent financial advisor to the Company Special Committee.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, including the U.S. Internal Revenue Service and the Canada Revenue Agency, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange, including the CSE.

“Hazardous Substances” means any material, substance, or waste that is regulated as toxic or hazardous, or as a pollutant or contaminant under Environmental Laws, including all petroleum and fractions thereof, asbestos-containing materials in any condition, polychlorinated biphenyls and per- and polyfluoroalkyl substances, but explicitly excludes cannabis and cannabis-containing products.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board, applicable as at the date on which the calculation is made or required to be made, applied on a consistent basis.

“Indemnified Persons” has the meaning specified in [***].

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) Software; and (viii) any other intellectual property and industrial property.

“Interim Order” means the interim order of the Court contemplated by Section 2.2 and made pursuant to Section 192 of the CBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

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“Inventories” means all inventories of stock-in-trade, point-of-sale materials and merchandise including materials, supplies, work-in-progress, finished goods, and purchased finished goods owned by the Company and any of its Subsidiaries (including those in possession of suppliers, customers and other third parties).

“Key Authorizations” means (i) the approval of the CSE with regard to the Arrangement and the issuance and listing of the Consideration Shares issuable pursuant thereto; and (ii) acceptance of a Subsidiary of the Purchaser as a ‘supplemental applicant’ in respect of any Licensed Operator whose ownership may not be transferred in accordance with the MIPA at the Effective Time.

“Key Employees” means such key Company employees, consultants or independent contractors specified in the Company Disclosure Letter.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, notice, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Leases” has the meaning ascribed thereto in Section (20)(b) of Schedule C.

“Licensed Operators” means those entities specified in the Company Disclosure Letter.

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, prior claim, encroachments, option, right of first refusal or right of first offer, occupancy right, possessory right, covenant, assignment, lien (statutory, inchoate or otherwise), defect of title, restriction, adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Locked-Up Parties” means the Persons who are party to the Company Voting Support and Lock-Up Agreements, as agreed to in writing by the Purchaser and the Company.

“Losses” has the meaning specified in Section 2.4(3).

“Matching Period” has the meaning specified in Section 5.4(1)(e).

“Material Adverse Effect” means, in respect of any Party, as applicable, any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances, is or could reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, financial condition, liabilities (contingent or otherwise) or cash flows of a Party and its Subsidiaries, and as it relates to the Company and the Company Business, taken as a whole, except any such change, event, occurrence, effect, or circumstance resulting from:

(a)	general conditions in the cannabis industry or markets in which the Party and its Subsidiaries operate;

(b)	any change in global, national or regional political conditions (including military action and the outbreak or escalation of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial, banking or capital markets;

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(c)	any adoption, proposal, implementation or change in Law or any interpretation of Law by any Governmental Entity;

(d)	any change in IFRS or U.S. GAAP, as applicable;

(e)	any natural disaster or epidemic, pandemic or disease outbreak (including the COVID-19 virus or public health emergencies as declared by the World Health Organization);

(f)	the failure of the Party to meet any internal or published projections, forecasts, guidance or estimates of revenues or earnings or other financial or operating metrics for any period (it being understood that the cause underlying any such failure may be taken into account in determining whether a Material Adverse Effect has occurred, to the extent not otherwise excepted by another clause of this definition);

(g)	the announcement or disclosure of this Agreement;

(h)	any action taken (or omitted to be taken) by the Party that is consented to by the other Party expressly in writing;

(i)	any matter which has been disclosed by the Company in the Company Disclosure Letter;

(j)	any action taken (or omitted to be taken) upon the written request of the Party; or

(k)	any change in the market price or trading volume of any securities of the Party (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Effect has occurred), provided, however, that with respect to clauses (a) through to and including (e), such matter does not have a materially disproportionate effect on the Party and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industry or markets in which the Party and/or its Subsidiaries operate, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Material Adverse Effect” has occurred.

“Material Contract” means any Contract: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on the Company; (ii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $250,000 in respect of the Company; (iii) restricting, or which may in the future restrict, the incurrence of indebtedness by the Company or any of its Subsidiaries (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of the Company or any of its Subsidiaries, or restricting, or which may in the future restrict, the payment of dividends by the Company, in each case, in any material respect; (iv) relating to the purchase of materials, supplies, equipment or services involving payments, individually or in the aggregate, in excess of $250,000 annually or $750,000 over the life of the Contract by the Company or any of its Subsidiaries over the life of such Contract; (v) providing for the establishment, investment in, organization, formation, or governance of any joint venture, limited liability company, strategic alliance, partnership or sharing of profits, revenue or proprietary information or similar arrangement that creates an exclusive dealing arrangement or right of first offer or refusal that materially limits the Company’s business or that of any Subsidiary; (vi) that contains any exclusivity or non-solicitation obligations of the Company or any of its Subsidiaries; (vii) providing for severance or change in control payments in excess of $100,000; (viii) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset other than inventory in the Ordinary Course where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $250,000 in respect of the Company; (ix) that limits or restricts in any material respect (A) the ability of the Company or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area, (B) the ability of the Company or any of its Subsidiaries to solicit or hire any Person, or (C) the scope of Persons to whom the Company or any of its Subsidiaries may sell products or deliver services; (x) that gives another Person the right to purchase or license an unlimited quantity or volume of, or enterprise-wide scope of use of, that the Company’s products or services (or licenses to that the Company’s products or services) for a fixed aggregate price at no additional charge, or under which the Company grants most-favoured customer pricing, rights of first refusal or similar rights or terms to any Person; or (xi) that remains in full force and effect and has been filed by the Company with the applicable Securities Authorities as a Material Contract in accordance with applicable Securities Laws. For greater certainty, any Contract between the Company and any of its Subsidiaries and the Licensed Operators shall be a Material Contract.

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“Material Representations” means the representations and warranties of the Company contained in Sections (2), (3), (4)(a), (22)(e) and (22)(f) of Schedule C hereto.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Shareholders in Special Transactions.

“Michigan Regulatory Laws” means the Michigan Medical Marihuana Facilities Licensing Act (MMFLA), the Michigan Regulation and Taxation of Marihuana Act (MRTMA), the rules and regulations promulgated by the Michigan Marijuana Regulatory Agency (MRA), and any applicable municipal ordinances adopted pursuant to the MMFLA or MRTMA.

“MIPA” means the membership interest purchase agreement entered into by a Subsidiary of the Purchaser and the member of the Licensed Operators on the date hereof with respect to the Licensed Operators.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or necessary to prevent a statement that is made from being false or misleading in light of the circumstances in which it was made.

“Money Laundering Laws” has the meaning ascribed thereto in Section (25)(d) of Schedule C.

“MRA” means the Michigan Marijuana Regulatory Agency.

“Notice” has the meaning specified in [***].

“OFAC” has the meaning ascribed thereto in Section (26) of Schedule C.

“officer” has the meaning specified in the Securities Act (Ontario).

“Ordinary Course” means, with respect to an action taken by a Party or its Subsidiary, that such action is consistent with the past practices of such Party or such Subsidiary and is taken in the ordinary course of the normal day-to-day operations of the business of such Party or such Subsidiary but excludes non-arm’s length transactions.

“Outside Date” means six (6) months from the date of this Agreement, or such later date as may be agreed to in writing by the Parties.

“Parties” means the Company and the Purchaser and “Party” means either of them.

“Permitted Liens” means, in respect of the Company or any of its Subsidiaries, any one or more of the following:

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(a)	Liens for Taxes which are not yet due or delinquent or that are being properly contested in good faith by appropriate proceedings and for which adequate provisions have been made in accordance with IFRS in the Company’s most recent publicly filed financial statements;

(b)	Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of Company Business Assets provided that such Liens are related to obligations not past due or delinquent, are not registered against title to any Company Business Assets and in respect of which adequate holdbacks are being maintained as required by applicable Law;

(c)	the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Company or any of its Subsidiaries, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(d)	easements, servitudes, restrictions, restrictive covenants, rights of way, licenses, permits and other similar rights in real or immovable property that in each case do not materially detract from the value or materially interfere with the use of the real or immovable property subject thereto;

(e)	zoning and building by-laws and ordinances, regulations made by public authorities that in each case do not materially detract from the value or materially interfere with the use of the real or immovable property subject thereto; and

(f)	Liens listed and described in the Company Disclosure Letter.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Personal Data” means any information that, alone or in combination with other information, allows the identification of a natural person, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, IP address, and any persistent identifier or any other information that is otherwise considered personal information, personal data, protected health information, or other personally identifiable information under applicable Law.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A, subject to any amendments or variations to such plan made in accordance with Section 8.1 of this Agreement or Section 6.1 of the Plan of Arrangement, or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Privacy and Information Security Requirements” means (i) all Laws that govern Processing of Personal Data, data privacy or information security in the State of Michigan; (ii) all United States and Michigan state Laws applicable to the information security of Company Systems; (iii) all Contracts that relate to the Processing of Personal Data and/or protecting the security or privacy of personally identifiable information or personal data as such terms are defined under applicable United States and Michigan Laws; (iv) all Privacy Notices; and (v) the Payment Card Information Data Security Standards.

“Privacy Notices” means any notices, policies, disclosures, or public representations by the Company or any of its Subsidiaries in respect of the Company or the respective Subsidiary’s Processing of Personal Data or privacy practices.

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“Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Purchaser” has the meaning specified in the preamble.

“Purchaser Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Company (or any affiliate of the Company), after the date of this Agreement relating to:

(a)	any sale or disposition (or any license, lease, long-term supply agreement or other arrangement having the same economic effect as a sale or disposition), direct or indirect, in a single transaction or a series of related transactions, of assets of the Purchaser or any of its Subsidiaries (including voting, equity or other securities of its Subsidiaries) or alliance, joint venture, partnership or similar transaction representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Purchaser and its Subsidiaries, or of 20% or more of the voting or equity securities (or rights or interests in such voting or equity securities) of the Purchaser or any of its Subsidiaries;

(b)	direct or indirect take-over bid, exchange offer, issuance of securities or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning or having the right to acquire 20% or more of any class of voting, equity or other securities of the Purchaser or any of its Subsidiaries (including securities convertible or exercisable or exchangeable for voting, equity or other securities of the Purchaser or any of its Subsidiaries) on a fully-diluted basis;

(c)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, debt exchange, business combination, reorganization, joint venture, exclusive license, partnership or similar transaction, recapitalization, liquidation, dissolution or winding up or similar transaction involving the Purchaser or any of its Subsidiaries; or

any other similar transaction or series of transactions involving the Purchaser, any of its Subsidiaries, or any agreements entered into by the Purchaser or any of its Subsidiaries, the consummation of which would reasonably be expected to impede, interfere with, prevent a delay to the transactions contemplated herein.

“Purchaser Board” means the board of directors of the Purchaser as constituted from time to time.

“Purchaser Board Recommendation” has the meaning specified in Section 2.6(2).

“Purchaser Change in Recommendation ” has the meaning specified in Section 7.2(1)(c)(ii).

“Purchaser Circular” means the notice of the Purchaser Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Purchaser Shareholders in connection with the Purchaser Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Purchaser Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Purchaser to the Company in connection with this Agreement.

“Purchaser Filings” means all documents of the Purchaser publicly filed under the profile of the Purchaser on the System for Electronic Document Analysis Retrieval (SEDAR).

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“Purchaser Financial Statements” has the meaning ascribed thereto in Section (9) of Schedule D.

“Purchaser Interested Shareholders” means, collectively, the Purchaser Shareholders whose votes are required to be excluded from the minority approval vote under Part 8 of MI 61-101 with respect to the Purchaser Shareholder Resolution.

“Purchaser Meeting” means the special meeting of Purchaser Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held to consider the Purchaser Shareholder Resolution.

“Purchaser Representatives” means any officer, director, employee, representative (including any financial or other adviser engaged by the Purchaser to identify potential Purchaser Acquisition Proposals) or agent of the Purchaser or its Subsidiaries.

“Purchaser Shareholders” means the registered or beneficial holders of Purchaser Shares.

“Purchaser Shares” means the common shares in the authorized share structure of the Purchaser.

“Purchaser Shareholder Resolution” means the resolution of the Purchaser Shareholders approving the matters to be considered at the Purchaser Meeting.

“Purchaser Superior Proposal” means any unsolicited bona fide written Purchaser Acquisition Proposal from a Person who is an arm’s length third party made after the date of this Agreement: (i) to acquire all of the outstanding Purchaser Shares not beneficially owned by such arm’s length third party or all or substantially all of the assets of the Purchaser on a consolidated basis; (ii) that complies with Securities Laws in all material respects; (iii) that the Purchaser Board determines, in its good faith judgment after receiving the advice of its outside legal counsel and financial advisors, is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal (including any required shareholder approvals and any minimum tender requirements) and the Person making such proposal; (iv) that is not subject to a financing condition and, in respect of which it has been demonstrated to the satisfaction of the Purchaser Board, in its good-faith judgment, after receiving the advice of its outside legal counsel and financial advisors, that adequate arrangements have been made in respect of any financing, including any costs or expenses related thereto, required to complete such Purchaser Acquisition Proposal; (v) that is not subject to any due diligence or access condition; (vi) that requires the termination of this Agreement in accordance with its term; (vii) in the event that the Purchaser does not have the financial resources to pay the Termination Fee, the terms of such Purchaser Acquisition Proposal provide that the Person making such Purchaser Superior Proposal shall advance or otherwise provide the Purchaser the cash required for the Purchaser to pay the Termination Fee and such amount shall be advanced or provided on or before the date such Termination Fee becomes payable; and (viii) that the Purchaser Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Purchaser Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Purchaser Acquisition Proposal and the party making such Purchaser Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Purchaser Shareholders than the Arrangement.

“Purchaser Termination Fee Event” has the meaning specified in Section 7.3(2).

“Purchaser Voting Support Agreements” means each of the voting support agreements entered into with the Voting Parties.

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“Regulatory Licenses” means the Authorizations set forth in Section (23)(a) of the Company Disclosure Letter.

“Replacement Option” means an option or right to purchase or receive Purchaser Shares, as applicable, granted by the Purchaser in replacement of Company Stock Options on the basis set forth in Section 3.1.1(i) of the Plan of Arrangement.

“Replacement Warrants” means the warrants providing for the right to purchase Purchaser Shares issued by the Purchaser in replacement of the Company Warrants on the basis set forth in Section 3.1.1(j) of the Plan of Arrangement.

“Required Purchaser Shareholder Approval” has the meaning specified in Section 2.5(1)(k).

“Representative” has the meaning specified in Section 5.1(1).

“Required Approval” has the meaning specified in Section 2.2(1)(b).

“Saleable” means, Inventories that (i) can be reasonably delivered and sold within the applicable expiration of the code dates and (ii) have been stored and transported properly, (iii) and can be sold without discount to the sale price for such Inventories or credit (or similar other accommodation) granted or offered to the applicable customer.

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

“Securities Authorities” means the Ontario Securities Commission, the Securities and Exchange Commission, any U.S. state securities authorities, commissions or regulators, and the applicable securities commission or securities regulatory authority of each of the other provinces and territories of Canada.

“Securities Laws” means (a) the Securities Act (Ontario) and any other applicable securities laws, securities commissions or securities regulatory authority of a province or territory of Canada, (b) the U.S. Securities Act and the U.S. Exchange Act, (c) U.S. state securities Laws, in each case, to the extent applicable, and (d) the policies, rules and regulations of the CSE.

“Software” means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs.

“Subsidiary” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions as in effect on the date of this Agreement.

“Succession Agreements” means all membership interest transfer restriction and succession agreements between the Company or a Subsidiary of the Company and the equity owners of a Licensed Operator or any affiliate thereof, pursuant to which the Company or such Subsidiary has the right to acquire all or part of the equity interests of such Licensed Operator.

“Support Agreement” means that certain Support Agreement by and among the Purchaser, the Company, Spartan Partners Corporation, Spartan Partners Holdings, LLC and Michael Hermiz to be entered into on the Closing Date substantially in the form agreed to in writing by the Parties as of the date hereof.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended.

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“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments in the nature of a tax imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, provincial sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, unclaimed property, escheat, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result or being a transferee or successor in interest to any party.

“Terminating Party” has the meaning specified in Section 4.7(3).

“Termination Fee” means $30 million.

“Termination Notice” has the meaning specified in Section 4.7(3).

“Top Company Supplier” has the meaning specified in Section (37) of Schedule C.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“U.S. GAAP” means the accounting principles generally accepted in the United States.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Tax Code” means the United Stated Internal Revenue Code of 1986, as amended.

“U.S. Treasury Regulations” means the treasury regulations promulgated under the U.S. Tax Code.

“Voting Parties” means the Persons entering into the Purchaser Voting Support Agreements as agreed to in writing by the Purchaser and the Company.

“WARN Act” has the meaning specified in Section 4.11.

Section 1.2      Certain Rules of Interpretation

(1)	Gender, etc. In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders.

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(2)	Including. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

(3)	Divisions and Headings. The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(4)	Articles, Sections, etc. References in this Agreement to an Article, Section or Schedule are to be construed as references to an Article, Section or Schedule of or to this Agreement unless otherwise specified.

(5)	Time Periods. Unless otherwise specified in this Agreement, time periods within which or following which any calculation or payment is to be made, or action to be taken, will be calculated by excluding the day on which the period begins and including the day on which the period ends. If the last day of a time period is not a Business Day, the time period will end on the next Business Day.

(6)	Statutory Instruments. Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

(7)	Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant matter, of Fabian Monaco, David Watza, Michael Finos, Michael Hermiz and Rami Reda. Where any representation or warranty is expressly qualified by reference to the knowledge of the Purchaser, it is deemed to refer to the actual knowledge, after making reasonable inquires regarding the relevant matter, of Jason Wild, and Keith Stauffer.

(8)	Time of Day. Unless otherwise specified, references to time of day or date mean the local time or date in the City of Toronto, in the Province of Ontario.

(9)	Payment and Currency. Unless otherwise specified, any money to be advanced, paid or tendered by a Party under this Agreement must be advanced, paid or tendered by bank draft, certified cheque or wire transfer of immediately available funds payable to the Person to whom the amount is due. Unless otherwise specified, the word “dollar” and the “$” sign refer to U.S. currency, and all amounts to be advanced, paid, tendered or calculated under this Agreement are to be advanced, paid, tendered or calculated in U.S. currency.

(10)	Capitalized Terms. All capitalized terms used in any Schedule, in the Company Disclosure Letter or in the Purchaser Disclosure Letter have the meanings ascribed to them in this Agreement.

(11)	Accounting Terms. Unless otherwise specified herein, all accounting terms are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with IFRS.

(12)	Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(13)	Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of a Party, each such provision shall be construed as a covenant by the applicable Party to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

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(14)	Licensed Operators. To the extent any covenants or agreements relate, directly or indirectly, to a Material Contract among any of the Company’s Subsidiaries and a Licensed Operator, each such provision shall be construed as a covenant by the Company and its Subsidiaries to cause (to the fullest extent to which it is legally capable under such Material Contract) such Licensed Operator to perform the required action.

Section 1.3            Schedules

(1)	The schedules attached to this Agreement, the Company Disclosure Letter and the Purchaser Disclosure Letter form an integral part of this Agreement for all purposes of it.

(2)	The Company Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed except in accordance with the terms of the Confidentiality Agreement.

(3)	The Purchaser Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed except in accordance with the terms of the Confidentiality Agreement.

Section 1.4            MIPA

(1)	The MIPA and the schedules to the MIPA form an integral part of this Agreement for all purposes of it.

ARTICLE 2

THE ARRANGEMENT

Section 2.1            Arrangement

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement. Without limitation to the foregoing, at the Effective Time, the Plan of Arrangement shall become effective with the result that, among other things, the Purchaser shall become the holder of all of the outstanding Company Shares.

Section 2.2            Interim Order

(1)	As soon as reasonably practicable after the date of this Agreement, but in any event on or before October 5, 2021, the Company shall apply to the Court in a manner reasonably acceptable to the Purchaser pursuant to Section 192 of the CBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a)	for the Persons and classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)	that the required level of approval (the “Required Approval”) for the Arrangement Resolution shall be: (i) not less than 66 2/3% of the votes cast on the Arrangement Resolution by Company Shareholders present in person or by proxy at the Company Meeting voting together as a single class; (ii) if required under applicable Laws, a majority of the votes cast on the Arrangement Resolution by Company Shareholders (other than Company Interested Shareholders for the purpose of such vote) present in person or represented by proxy at the Company Meeting, voting in accordance with Part 8 of MI 61-101; and (iii) any other shareholder approvals required by the CSE.

(c)	that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents relating to the holding of a meeting of Company Shareholders, including quorum requirements and all other matters, shall (unless varied by the Interim Order) apply in respect of the Company Meeting;

(d)	for the grant of the Dissent Rights only to those Company Shareholders who are registered Company Shareholders as contemplated in the Plan of Arrangement;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(g)	that the Company Meeting may be held in-person or be an entirely virtual meeting or hybrid meeting whereby Company Shareholders may join virtually;

(h)	for confirmation of the record date for the Company Meeting referred to in Section 2.3(1)(d) for the purposes of determining the Company Shareholders entitled to notice of and to vote at the Company Meeting in accordance with the Interim Order;

(i)	that the record date for Company Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Meeting, unless required by Securities Law;

(j)	that the deadline for submission of proxies by the Company Shareholders for the Company Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Toronto, Ontario) prior to the Company Meeting, subject to waiver by the Company in accordance with the terms of this Agreement;

(k)	for such other matters as either of the Parties may reasonably require, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably withheld or delayed; and

(l)	that it is the intention of the Parties to rely, by virtue of the Final Order, upon the Section 3(a)(10) Exemption and any exemption available under applicable Securities Laws, with respect to the issuance of the Consideration Shares, Replacement Options and Replacement Warrants to be issued pursuant to the Arrangement to the Company Shareholders in the United States, based on the Court’s approval of the Arrangement.

Section 2.3            The Company Meeting

(1)	Subject to the terms of this Agreement and the receipt of the Interim Order, the Company shall:

(a)	convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and applicable Laws as soon as reasonably practicable, and in any event on or before November 15, 2021 (or such later date as may be agreed to by the Parties in writing), for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Company Circular, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser, acting reasonably, except:

(i)	in the case of an adjournment, as required for quorum purposes (in which case the Company Meeting shall be adjourned and not cancelled);

(ii)	as required by Law or by a Governmental Entity; or

(iii)	as required or permitted under Section 4.7(3) or Section 5.4(5);

(b)	solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, acting reasonably:

(i)	if requested by the Purchaser, retaining (at the Company’s cost) dealer and proxy solicitation services firms to solicit proxies in favour of the approval of the Arrangement Resolution;

(ii)	considering the input of the Purchaser with respect to the solicitation of proxies in respect of the Company Meeting;

(iii)	permitting the Purchaser to assist and participate in all material interactions with such proxy solicitation agent;

(iv)	providing the Purchaser with all material information distributions or updates from the proxy solicitation agent;

(v)	consulting with, and considering any suggestions from the Purchaser with regards to the proxy solicitation agent; and

(vi)	consulting with the Purchaser and keeping the Purchaser apprised, with respect to such solicitation and other actions.

(c)	provide the Purchaser with copies of or access to information as requested from time to time by the Purchaser, acting reasonably, regarding the Company Meeting generated by any transfer agent or proxy solicitation services firm which has been retained by the Company;

(d)	promptly advise Purchaser of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the transactions contemplated by this Agreement and, without limiting the foregoing, of any notice of dissent or purported exercise by any registered Company Shareholder of Dissent Rights received by the Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by Company and, subject to applicable Laws, any written communications sent by or on behalf of Company to any registered Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution (and Company shall provide Purchaser with an opportunity to review and comment on any such written communications);

(e)	fix and publish a record date for the purposes of determining Company Shareholders entitled to receive notice of and vote at the Company Meeting in accordance with the Interim Order;

(f)	consult with the Purchaser in fixing the record date for the date of the Company Meeting and the date of the Company Meeting, give notice to the Purchaser of the Company Meeting and allow the Purchaser’s representatives and legal counsel to attend the Company Meeting;

(g)	promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last 10 Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(h)	not, except as set out in the Interim Order and only with the consent of the Purchaser, change the record date for the Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting (unless required by Law);

(i)	not without the consent of the Purchaser, waive or extend the deadline for the submission of proxies by the Company Shareholders for the Company Meeting; and

(j)	at the request of the Purchaser from time to time, provide the Purchaser with a list (in both written and electronic form) of (i) the registered Company Shareholders, together with their addresses and respective holdings of Company Shares, (ii) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares, and (iii) to the extent available to the Company, participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Company Shares and other security holders of the Company, together with their addresses and respective holdings of Company Shares and other securities of the Company.

(2)	Notwithstanding the receipt by the Company of a Company Superior Proposal in accordance with Article 5, unless otherwise agreed to in writing by the Purchaser, the Company shall continue to take all steps necessary to hold the Company Meeting and to cause the Arrangement to be voted on at the Company Meeting and not propose or adjourn or postpone the Company Meeting, other than:

(a)	as contemplated by Section 2.3(1)(a);

(b)	where there has been a material breach by the Purchaser of this Agreement which has not been cured in accordance with Section 4.7; or

(c)	where this agreement has been terminated by the Company pursuant to Section 7.2(1)(c)(iii).

Section 2.4            The Company Circular

(1)	The Company shall promptly prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by the CBCA and applicable Securities Laws in connection with the Company Meeting and the Arrangement, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Company Shareholder and other Person as required by the Interim Order and applicable Securities Laws, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.3(1)(a).

(2)	The Company shall ensure that the Company Circular complies in all material respects with applicable Law and the Interim Order, does not contain any Misrepresentation regarding the Company and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Company Fairness Opinions; (ii) a statement that the Company Board and Company Special Committee have each received the Company Fairness Opinions, and have each unanimously determined (subject to the right of any conflicted directors, if any, to abstain from deciding upon the matter), after receiving advice of outside financial and legal counsel, that the execution, delivery and performance of this Agreement is in the best interests of the Company and that the Arrangement is fair, from a financial point of view, to the Company Shareholders and that the Company Board and Company Special Committee each unanimously recommends that the Company Shareholders vote in favour of the Arrangement Resolution (the “Company Board Recommendation”); (iii) a statement that each director and executive officer of the Company intends to vote all of such individual’s Company Shares in favour of the Arrangement Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Arrangement, the whole in accordance with their Company Voting Support and Lock-Up Agreements; and (iv) a statement that certain Company Shareholders have entered into Company Voting Support and Lock-Up Agreements and specifying the percentage of the issued and outstanding Company Shares covered by such Company Voting Support and Lock-Up Agreements and that such Company Shareholders have agreed to vote all their Company Shares in favour of the Arrangement Resolution and against any resolution submitted by any Company Shareholder that is contrary to the contemplated terms of the Arrangement.

(3)	The Company shall indemnify and save harmless the Purchaser and each of its representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (“Losses”) to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)            any Misrepresentation or alleged Misrepresentation in any information:

(i)	included in the Company Circular, other than the information relating to the Purchaser (including information provided by the Purchaser in connection with the preparation of pro forma financial statements), its affiliates or the Consideration Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular; and

(ii)	relating to the Company or its Affiliates included in the Purchaser Circular that was provided by the Company or a Representative thereof expressly for inclusion in the Purchaser Circular pursuant to this Section 2.4(3);

(b)	any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in:

(i)	the Company Circular, other than the information relating to the Purchaser, its affiliates or the Consideration Shares furnished to the Company in writing by the Purchaser for inclusion in the Company Circular; and

(ii)	the Purchaser Circular that was provided by the Company or a Representative thereof expressly for inclusion in the Purchaser Circular pursuant to this Section 2.4(3).

(4)	The Company shall not be responsible for any information in the Company Circular relating to the Purchaser, its affiliates or the Consideration Shares.

(5)	Prior to the printing of the Company Circular, the Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its legal counsel, and agrees that all information relating solely to the Purchaser, its affiliates and the Consideration Shares included in the Company Circular must be in a form and content satisfactory to them.

(6)	The Purchaser shall provide the Company with all information regarding the Purchaser, its affiliates and the Consideration, as required by Law (and, in particular, Securities Laws) for inclusion in the Company Circular or in any amendments or supplements to such Company Circular. The Purchaser shall ensure that such information does not include any Misrepresentation concerning the Purchaser, its affiliates and the Consideration. The Purchaser shall not be responsible for any information in the Company Circular relating to the Company.

(7)	The Purchaser shall indemnify and save harmless the Company and each of its representatives from and against any and all Losses to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(a)            any Misrepresentation or alleged Misrepresentation in any information:

(i)	included in the Purchaser Circular, other than the information relating to the Company (including information provided by the Company in connection with the preparation of pro forma financial statements) or its affiliates furnished to the Purchaser in writing by the Company for inclusion in the Purchaser Circular; and

(ii)	relating to the Purchaser or its Affiliates included in the Company Circular that was provided by the Purchaser or a Representative thereof expressly for inclusion in the Company Circular pursuant to this Section 2.4(7);

(b)	any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in:

(i)	the Purchaser Circular, other than the information relating to the Company or its affiliates furnished to the Purchaser in writing by the Company for inclusion in the Purchaser Circular;

(ii)	the Company Circular that was provided by the Purchaser or a Representative thereof expressly for inclusion in the Company Circular pursuant to this Section 2.4(7).

(8)	Each Party shall also use its commercially reasonable efforts to obtain any necessary consents from its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular and the Purchaser Circular and to the identification in the Company Circular and the Purchaser Circular of each such advisor.

(9)	Each Party shall promptly notify the other Party if it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall, in a manner consistent with this Section 2.4, cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall, in a manner provided in the Interim Order, promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by applicable Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5            Purchaser Meeting

(1)	Subject to the terms of this Agreement, the Purchaser shall:

(a)	use commercially reasonable efforts, within 10 Business Days of the date of this Agreement, to cause each of the Purchaser Shareholders disclosed in Section 2.5(1) of the Purchaser Disclosure Letter to enter into Purchaser Voting Support Agreements with the Company;

(b)	convene and conduct the Purchaser Meeting in accordance with the Purchaser’s Constating Documents and applicable Law as soon as reasonably practicable, and in any event on or before November 15, 2021 (or such later date as may be agreed to by the Parties in writing) for the purpose of obtaining approval of the Purchaser Shareholder Resolution and for any other proper purpose as may be set out in the Purchaser Circular, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Purchaser Meeting without the prior written consent of the Company, acting reasonably, except:

(i)	in the case of an adjournment, as required for quorum purposes (in which case the Purchaser Meeting shall be adjourned and not cancelled);

(ii)	as required by Law or by a Governmental Entity; or

(iii)	as required or permitted under Section 4.7(3).

(c)	subject to a Purchaser Change in Recommendation, solicit proxies in favour of the Purchaser Shareholder Resolution and against any resolution submitted by any Person that is inconsistent with the Purchaser Shareholder Resolution and the completion of the transactions contemplated by this Agreement, including, if so requested by the Company, acting reasonably:

(i)	if requested by the Company, retaining (at the Purchaser’s cost) dealer and proxy solicitation services firms to solicit proxies in favour of the approval of the Purchaser Shareholder Resolution;

(ii)	considering the input of the Company with respect to the solicitation of proxies in respect of the Purchaser Meeting;

(iii)	permitting the Company to assist and participate in all material interactions with such proxy solicitation agent;

(iv)	providing the Company with all material information distributions or updates from the proxy solicitation agent;

(v)	consulting with, and considering any suggestions from the Company with regards to the proxy solicitation agent; and

(vi)	consulting with the Company and keeping the Company apprised, with respect to such solicitation and other actions.

(d)	provide the Company with copies of or access to information as requested from time to time by the Company, acting reasonably, regarding the Purchaser Meeting generated by any transfer agent or proxy solicitation services firm which has been retained by the Purchaser;

(e)	promptly advise the Company of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the transactions contemplated by this Agreement;

(f)	consult with the Company in fixing the record date for the date of the Purchaser Meeting and the date of the Purchaser Meeting, give notice to the Company of the Purchaser Meeting and allow the Company’s representatives and legal counsel to attend the Purchaser Meeting;

(g)	promptly advise the Company, at such times as the Company may reasonably request and at least on a daily basis on each of the last 10 Business Days prior to the date of the Purchaser Meeting, as to the aggregate tally of the proxies received by the Purchaser in respect of the Purchaser Shareholder Resolution;

(h)	not without the consent of the Company, change the record date for the Purchaser Shareholders entitled to vote at the Purchaser Meeting in connection with any adjournment or postponement of the Purchaser Meeting (unless required by Law);

(i)	not without the consent of the Company, waive or extend the deadline for the submission of proxies by the Purchaser Shareholders for the Purchaser Meeting; and

(j)	at the request of the Company from time to time, provide the Company with a list (in both written and electronic form) of (i) the registered Purchaser Shareholders, together with their addresses and respective holdings of Purchaser Shares, (ii) the names, addresses and holdings of all Persons having rights issued by the Purchaser to acquire Purchaser Shares, and (iii) to the extent available to the Purchaser, participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Purchaser Shares and other security holders of the Purchaser, together with their addresses and respective holdings of Purchaser Shares and other securities of the Purchaser; and

(k)	The required level of approval (the “Required Purchaser Shareholder Approval”) for the Purchaser Shareholder Resolution related to the transactions contemplated under this Agreement shall be not less than a simple majority of the votes cast on the Purchaser Shareholder Resolution by Purchaser Shareholders present in person or represented by proxy at the Purchaser Meeting, excluding any votes attached to Purchaser Shares in accordance with Part 8 of MI 61-101.

(2)	The Purchaser Board shall not change, modify, withdraw or otherwise qualify the Purchaser Board Recommendation at any time prior to the Purchaser Meeting and shall publicly reaffirm the Purchaser Board Recommendation promptly following receipt of a written request from the Company, acting reasonably; provided, however, that the Purchaser Board may effect a Purchaser Change in Recommendation solely in the context of authorizing the Purchaser to enter into an agreement with respect to a Purchaser Superior Proposal and to terminate this Agreement pursuant to Section 7.2(1)(d)(iii).

Section 2.6            The Purchaser Circular

(1)	The Purchaser shall promptly prepare and complete, in consultation with the Company, the Purchaser Circular together with any other documents required by applicable Law in connection with the Purchaser Meeting, and the Purchaser shall cause the Purchaser Circular and such other documents to be filed and sent to each Purchaser Shareholder and other Person as required by applicable Law, in each case so as to permit the Purchaser Meeting to be held by the date specified in Section 2.5(1)(a).

(2)	The Purchaser shall ensure that the Purchaser Circular complies in material respects with applicable Law, does not contain any Misrepresentation and provides the Purchaser Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before them at the Purchaser Meeting. Without limiting the generality of the foregoing, the Purchaser Circular must include: (i) a copy of the opinions of the financial advisors to the Purchaser Board or the special committee of independent members of the Purchaser Board to the effect that, as of the date of such opinion, that the Consideration to be paid to the Company Shareholders by the Purchaser is fair, from a financial point of view, to the Purchaser; (ii) a statement that the Purchaser Board and/or the special committee of independent members of the Purchaser Board have received such fairness opinions, and have each unanimously determined (subject to the right of any conflicted directors, if any, to abstain from deciding upon the matter), after receiving advice of outside financial and legal counsel, that the execution, delivery and performance of this Agreement is in the best interests of the Purchaser and that the Consideration to be paid to the Company Shareholders by the Purchaser is fair, from a financial point of view, to the Purchaser and that the Purchaser Board and the special committee of independent members of the Purchaser Board each unanimously recommends that the Purchaser Shareholders vote in favour of the Purchaser Shareholder Resolution (the “Purchaser Board Recommendation”); (iii) a statement that each director (except those directors that are Purchaser Interested Parties) and executive officer of the Purchaser intends to vote all of such individual’s Purchaser’s Shares in favour of the Purchaser Shareholder Resolution in accordance with the Purchaser Voting Support Agreements; and (iv) a statement that certain Purchaser Shareholders have entered into Purchaser Voting Support Agreements and specifying the percentage of the issued and outstanding Purchaser Shares covered by such Purchaser Voting Support Agreements and that such Purchaser Shareholders have agreed to vote all their Purchaser in favour of the Purchaser Shareholder Resolution and against any resolution submitted by any Purchaser Shareholder that is contrary to the contemplated terms of the Arrangement.

(3)	Prior to the printing of the Purchaser Circular, the Purchaser shall give the Company and its legal counsel a reasonable opportunity to review and comment on drafts of the Purchaser Circular and other related documents, and shall give reasonable consideration to any comments made by the Company and its legal counsel, and agrees that all information relating solely to the Company, its and its affiliates included in the Purchaser Circular must be in a form and content satisfactory to them.

(4)	The Company shall provide the Purchaser with all information regarding the Company and its affiliates as required by Law (and, in particular, Securities Laws) for inclusion in the Purchaser Circular or in any amendments or supplements to such Purchaser Circular. The Company shall ensure that such information does not include any Misrepresentation concerning the Company or its affiliates. The Purchaser shall not be responsible for any information in the Company Circular relating to the Company.

(5)	Each Party shall promptly notify the other Party if it becomes aware that the Purchaser Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall, in a manner consistent with this Section 2.6, cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Purchaser shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Purchaser Shareholders and, if required by applicable Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.7            Final Order

(1)	If (a) the Interim Order is obtained and, subject to obtaining the approvals contemplated by the Interim Order, (b) the Arrangement Resolution is passed at the Company Meeting by the Company Shareholders as provided for in the Interim Order and as required by applicable Law and (c) the Purchaser Shareholder Resolution is passed at the Purchaser Meeting by the Purchaser Shareholders, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA, as soon as reasonably practicable.

Section 2.8            Court Proceedings

(1)	In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(a)	diligently pursue, and co-operate with the Purchaser in diligently pursuing, the Interim Order and, subject to the approval of the Arrangement Resolution at the Company Meeting, the Final Order;

(b)	provide legal counsel to the Purchaser with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(c)	provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)	ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement and that such material has been approved by the Purchaser, acting reasonably, for filing;

(e)	not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, acting reasonably, provided the Purchaser may, in its sole discretion, withhold its consent with respect to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement or the Plan of Arrangement;

(f)	oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser; and

(g)	not object to legal counsel to the Purchaser appearing at and making such submissions on both the hearing of the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided the Purchaser advises the Company and its legal counsel of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

Section 2.9             Other Securities

The Parties acknowledge and agree that all Company Stock Options, Company RSUs and Company Warrants that are not settled or exercised in accordance with their terms, whether conditionally or otherwise, and any other securities that represent the right to receive Company Shares that are not exchanged for Company Shares, prior to the Effective Time and that remain outstanding immediately prior to the Effective Time shall be treated in accordance with the provisions of the Plan of Arrangement, and the Company and the Purchaser shall take all such reasonable steps as may be necessary or desirable to give effect to the foregoing. The Company hereby represents, warrants and confirms to the Purchaser that all Company Debentures shall be repaid immediately prior to the Effective Date in accordance with the terms of the applicable debentures.

Section 2.10          The Arrangement and Effective Date

The Arrangement shall be effective at the Effective Time on the earlier to occur of (a) the date which is five (5) Business Days after the date on which all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), and (b) the date that is the last Business Day prior to the Outside Date (provided that the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived), unless another time or date is agreed to in writing by the Parties (the “Effective Date”). From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the CBCA.

Section 2.11          Payment of Consideration

The Purchaser will, provided that all conditions precedent to the obligations of the Purchaser and the Company in Article 6 have been satisfied or waived, other than those conditions that are only capable of satisfaction at the Effective Time, as soon as possible after the receipt by the Company of the Final Order and in any case no later than 24 hours prior to the Effective Time, (a) deposit in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) sufficient Purchaser Shares to satisfy the aggregate Consideration payable to Company Shareholders (other than Company Shareholders who have exercised Dissent Rights) pursuant to the Plan of Arrangement; and (b) take all actions to (i) have granted all of the Replacement Options and Replacement Warrants, which grant shall automatically, and without any further action, approval, notice or otherwise of any Person, be effective upon the Effective Date and (ii) have authorized and allotted for issuance sufficient Purchaser Shares to be issued pursuant to the Company Stock Options and Company Warrants upon the payment therefor.

Section 2.12          Adjustment of Consideration

Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Purchaser Shares shall have changed into a different number of shares or a different class by reason of any split, consolidation, dividend, reclassification, redenomination or the like, provided any such action is permitted by Section 4.2(2)(b), then the Consideration to be paid per Company Share shall be appropriately adjusted to provide to Company Shareholders the same economic effect as contemplated by this Agreement and the Plan of Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per Company Share, subject to further adjustment in accordance with this Section 2.12.

Section 2.13         Dissenting Company Shareholders

The Company will give the Purchaser prompt notice of receipt of any written notice of any dissent or purported exercise by any Company Shareholder of Dissent Rights, any withdrawal of such notice, and any other instruments served pursuant to Dissent Rights and received by the Company. The Company shall not make any payment or settlement offer, or agree to any such settlement, or conduct any negotiations prior to the Effective Time with respect to any such dissent, notice or instrument unless the Purchaser, acting reasonably, shall have given its written consent. The Company shall promptly advise the Purchaser of any communication (written or oral) from any Person in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and provide the Purchaser with a reasonable opportunity to review and comment upon any written communications sent by or on behalf of the Company to any such Person and to participate in any discussions, negotiations or proceedings involving any such Person.

Section 2.14         Withholding Taxes

(1)	The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct or withhold from any consideration payable or otherwise deliverable to any Person, including Company Shareholders exercising Dissent Rights, pursuant to the Arrangement and from all dividends, other distributions or other amount otherwise payable to any former Company Shareholders, such Taxes or other amounts as the Purchaser, the Company or the Depositary are required, entitled or permitted to deduct or withhold with respect to such payment under the Tax Act, the U.S. Tax Code, or any other provisions of any applicable Law, in each case, as amended. To the extent that Taxes or other amounts are so deducted or withheld, such deducted or withheld Taxes or other amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, provided that such deducted or withheld Taxes or other amounts are actually remitted to the appropriate taxing authority in accordance with applicable Law. To the extent necessary, such deductions and withholdings may be effected by selling any Purchaser Shares otherwise entitled under the Plan of Arrangement.

(2)	Notwithstanding any representations and covenants set forth in this Agreement, it is understood and agreed that none of the Purchaser or the Company provides any assurances to any security holder of the Company regarding the income tax consequences of the Arrangement to any security holder of the Company, except as may otherwise be provided in the Company Circular.

Section 2.15          United States Securities Law Matters

(1)	The Parties agree that the Arrangement will be carried out with the intention that, assuming the Final Order is granted by the Court, all Consideration Shares, Replacement Options and Replacement Warrants issued under the Arrangement to the holders of Company Shares, Company Stock Options and Company Warrants, respectively, will be issued by the Purchaser in reliance on the Section 3(a)(10) Exemption, and in compliance with any applicable Securities Laws. The Parties agree to use good faith efforts consistent with the intent of the Parties and the intended treatment of the Arrangement as set out in this Section 2.15. In order to ensure the availability of the exemption under the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the procedural and substantive fairness of the terms and conditions of the Arrangement will be subject to the approval of the Court, and such Court must be expressly authorized by applicable law to hold the required hearing and grant all required approvals;

(b)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(c)	the Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all Persons who are entitled to receive Consideration Shares, Replacement Options and Replacement Warrants, subject to the Arrangement;

(d)	the Company will ensure that each Person entitled to receive Consideration Shares, Replacement Options and Replacement Warrants on completion of the Arrangement will be given adequate and appropriate notice in a timely manner advising them of their right to attend the hearing of, and appear before, the Court to give approval of the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right, and that there shall not be any improper impediments to the appearance at the hearing of any Company Shareholder;

(e)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement;

(f)	each Company Shareholder in the United States entitled to receive Consideration Shares will be advised that the Consideration Shares issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued by the Purchaser in reliance on the Section 3(a)(10) Exemption and in compliance with any applicable Securities Laws, and may be subject to restrictions on resale under the applicable Securities Laws, including Rule 144 under the U.S. Securities Act with respect to affiliates of the Company and the Purchaser;

(g)	Company Stock Optionholders entitled to receive Replacement Options pursuant to the Arrangement and Company Warrantholders entitled to receive Replacement Warrants pursuant to the Arrangement, will be advised that the Replacement Options or Replacement Warrants, as applicable, have not been registered under the U.S. Securities Act and will be issued and exchanged by the Purchaser in reliance on the Section 3(a)(10) Exemption, but that such exemption does not exempt the issuance of securities upon the exercise of such Replacement Options or Replacement Warrants, as applicable; therefore, the Purchaser Shares issuable upon exercise of the Replacement Options or Replacement Warrants, as applicable, cannot be issued in the United States or to a Person in the United States in reliance on the Section 3(a)(10) Exemption and the Replacement Options or Replacement Warrants, as applicable, may only be exercised and the underlying common shares of the Purchaser issued pursuant to a then-available exemption from the registration requirements of the U.S. Securities Act and applicable Securities Laws.

(h)	the Company shall cause the Interim Order and Final Order to contain such information and statements as are necessary or advisable to secure the Section 3(a)(10) Exemption;

(i)	the Company shall further ensure that any applicable Securities Laws, exemptions, rules and requirements, with respect to the issuance of the Consideration Shares, Replacement Options and Replacement Warrants to be issued pursuant to the Arrangement in the United States have been abided by;

(j)	the Interim Order approving the Company Meeting will specify that each Company Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they deliver a response to petition and any supporting materials within a reasonable time;

(k)	the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to all Persons entitled to receive Consideration Shares, Replacement Options and Replacement Warrants pursuant to the Arrangement. The Company shall request that the Final Order include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the issuance and distribution of securities of TerrAscend Corp., pursuant to the Plan of Arrangement.”

Section 2.16          U.S. Tax Treatment

For U.S. federal income Tax purposes, it is intended that the transactions contemplated in Section 3.1.1 of the Plan of Arrangement shall constitute a single integrated transaction and the Merger, as defined in the Plan of Arrangement, shall qualify as a “reorganization” within the meaning of Sections 368(a(1)(A) and 368(a)(2)(E)) of the U.S. Tax Code (the “Acquisition”) and that this Agreement and the Plan of Arrangement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the U.S. Tax Code and the Treasury Regulations thereunder. Each Party hereto shall treat the Acquisition as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code for all U.S. federal income tax purposes, and shall not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless required by Law (or the interpretation thereof by a Governmental Entity) or otherwise required by a “determination” within the meaning of Section 1313 of the U.S. Tax Code that such treatment is not correct.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1            Representations and Warranties of the Company

(1)	The Company represents and warrants to the Purchaser that the representations and warranties set forth in Schedule C are true and correct as of the date hereof and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement and agreeing to complete the Arrangement.

(2)	The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2            Representations and Warranties of the Purchaser

(1)	The Purchaser represents and warrants to the Company that the representations and warranties set forth in Schedule D are true and correct as of the date hereof and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement and agreeing to complete the Arrangement.

(2)	The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

COVENANTS

Section 4.1            Conduct of Business of the Company

(1)	The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Purchaser, acting reasonably, (ii) as required by Law, (iii) as contemplated by the Company Disclosure Letter or the MIPA, or (iv) as required or permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course, and the Company shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, properties, employees, assets (including, for greater certainty, Company Business Assets), goodwill and business relationships with customers, supplies, partners and other Persons with which the Company or any of its Subsidiaries have business relations.

(2)	Without limiting the generality of Section 4.1(1), the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Purchaser, acting reasonably (ii) as required by Law; (iii) as contemplated by the Company Disclosure Letter or the MIPA, or (iv) as required or permitted by this Agreement, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(b)	split, combine, consolidate or reclassify any of the Company Shares or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), or amend or modify any term of any outstanding debt security;

(c)	redeem, purchase, or otherwise acquire or offer to redeem, purchase or otherwise acquire any of the Company Shares, any of its outstanding securities or the common shares of its Subsidiaries;

(d)	issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any Company Shares or other equity or voting interests in the Company or its Subsidiaries (including issued Company Shares held by the Company in treasury), or any options (including under the Company Stock Option Plan), or any Company RSUs (including under the Company RSU Plan), warrants or similar rights or convertible securities exercisable or exchangeable for or convertible into such common shares or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of the Company Shares, except for the issuance of Company Shares issuable upon the settlement or exercise, as applicable, of the currently outstanding Company Stock Options, Company RSUs, Company Warrants and Company Exchangeable Units;

(e)	amend the terms of any of the securities of the Company or any of its Subsidiaries;

(f)	reduce its stated capital or reorganize, arrange, restructure, amalgamate or merge with any Person;

(g)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(h)	except for inventory in the Ordinary Course, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses or make any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other Person, or acquire any license rights having a value of an amount greater than $250,000;

(i)	acquire (by merger, consolidation, lease, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions any right to a Regulatory License, other than in accordance with Section 4.4(10);

(j)	sell, pledge, lease, transfer, dispose of, lose the right to use, mortgage, license, encumber (other than a Permitted Lien) or otherwise transfer any assets of the Company or of any of its Subsidiaries or any interest in any assets of the Company and its Subsidiaries having a value greater than $100,000 individually or $250,000 in the aggregate, other than assets (such as inventory) sold in the Ordinary Course;

(k)	enter into any joint venture or similar agreement, arrangement or relationship;

(l)	other than (i) as incurred in connection with this Agreement and the transactions contemplated herein, including the expenses contemplated in [***], or (ii) as set forth in the capital budget disclosed in Section 4.2(l) of the Company Disclosure Letter make any capital expenditure or commitment to do so which in the aggregate exceeds $250,000;

(m)	amend or modify, or terminate or waive any right under, any Material Contract or enter into any Contract or agreement that would be a Material Contract if in effect on the date hereof, except in connection with the MIPA at the request of the Purchaser or as otherwise expressly permitted under this Agreement;

(n)	in respect of any Company Business Assets, waive, release, surrender, abandon, let lapse, grant or transfer any material right or amend, modify or change, or agree to amend, modify or change, any existing material Authorization, right to use, lease or contract, other than as contemplated in connection with the MIPA at the request of the Purchaser;

(o)	except as contemplated in Section 4.8 amend, modify or terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or any Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies are in full force and effect;

(p)	prepay any indebtedness before its scheduled maturity, or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof in each case in an amount exceeding $100,000 individually or $250,000 in the aggregate, except: (i) in connection with the repayment of the Company Debentures in accordance with their terms; and (ii) as set forth in the Disclosure Letter;

(q)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

(r)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(s)	grant any Lien (other than Permitted Liens) on any assets of the Company or any of its Subsidiaries;

(t)	amend or re-file any material Tax Returns, make, amend or rescind any material Tax election, settle or compromise any Tax claim, action, suit, litigation, proceeding, investigation, audit, controversy, assessment, reassessment or liability, enter into any agreement with a Governmental Entity with respect to Taxes, surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any Tax matter or amend or change any of its methods of reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(u)	request from any taxing authority an advance Tax ruling or determination or enter into any arrangements to provide for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any material Tax Returns, payment of Taxes by, or the levying of any governmental charge against, the Company, without the consent of the Purchaser, which consent shall not unreasonably be withheld;

(v)	make any change in the Company’s methods of accounting, except as required by concurrent changes in IFRS;

(w)	grant any increase in the rate of wages, salaries, bonuses or other remuneration of any Company Employee (other than in the Ordinary Course to Company Employees who are not officers) or independent contractor or make any bonus or profit sharing distribution or similar payment of any kind;

(x)	(i) adopt or materially amend any Employee Plan; (ii) pay any benefit to any director or officer of the Company or any of its Subsidiaries or to any Company Employee that is not required under the terms of any Employee Plan in effect on the date of this Agreement; (iii) pay, grant or increase any severance, change of control or termination pay (or improvements to notice or pay in lieu of notice) to (or amend any existing arrangement with) any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (iv) increase the benefits payable under any existing severance or termination pay policies with any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (v) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Company or any of its Subsidiaries or to any Company Employee; (vi) make any determination under any Employee Plan that is not in the Ordinary Course, (vii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (viii) grant any equity, equity-based or similar awards; (ix) reduce the Company’s or its Subsidiaries work force except in the Ordinary Course; (x) take any action described above with respect to any consultants or independent contractors of the Company or any of its Subsidiaries; or (x) take or propose any action to effect any of the foregoing;

(y)	enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect the Company or any of its affiliates from competing in any manner;

(z)	the Company will not release any Company Shareholders from any share transfer restrictions, escrow, lock-up or similar trading or transfer restrictions or encumbrances in respect of the Company Shares or any Company Stock Options, Company RSUs, Company Warrants or Company Exchangeable Units;

(aa)	cancel, waive, release, assign, settle or compromise any material claims or rights or take any action or fail to take any action that would result in termination of any material claims or rights, including relating to the Company Intellectual Property Rights;

(bb)	commence, waive, release, assign, settle, compromise or settle any litigation, proceeding or governmental investigation relating to the assets or the Company Business (i) in excess of an aggregate amount of $250,000 other than amounts or liabilities disclosed in the Company Filings which are resolved for an amount equal to or less than the amount disclosed, or (ii) which could reasonably be expected to impede, prevent or delay the consummation of the transaction contemplated by this Agreement;

(cc)	knowingly take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorization necessary to conduct its businesses as now conducted, or fail to prosecute with commercially reasonable due diligence any pending application to any Governmental Entities for material Regulatory Licenses or material Authorizations (including with respect to any material Regulatory Licenses or material Authorizations applicable to assets acquired after the date of this Agreement in accordance with the terms of this Agreement);

(dd)	if such becomes necessary, abandon or fail to diligently pursue any application for any material Authorizations or take any action, or fail to take any action, that could lead to a material modification, suspension or revocation of any material Authorizations, including, but not limited to those material Authorizations held by the Licensed Operators;

(ee)	grant or commit to grant an exclusive licence or otherwise transfer any Intellectual Property or exclusive rights in or in respect thereto that is material to the Company and its Subsidiaries taken as a whole, other than to wholly owned Subsidiaries;

(ff)	materially change its business or regulatory strategy, unless required to do so by any Governmental Entities;

(gg)	enter into any Contract with a Person (other than a wholly-owned Subsidiary of the Company or any entity that owns Regulatory Licenses) that does not deal at arm’s length with the Company within the meaning of the Tax Act;

(hh)	enter into or amend any Contract with any broker, finder or investment banker; or

(ii)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(3)	The Company shall forthwith notify the Purchaser in writing of:

(a)            any Material Adverse Effect relating to the Company; or

(b)	any material penalty, filing, action, suit, claim, investigation, audit inquiry, assessment or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or its Subsidiaries.

(4)	The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, the Company shall cause its Subsidiaries to perform all actions that may required of them in connection with the transactions contemplated by the MIPA, and to cause them to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done all things required or advisable under applicable Laws to: (i) consummate and make effective, the transactions contemplated by the MIPA; and (ii) enter into, amend, restate, assign or terminate any Material Contracts identified by the Purchaser in advance of the Effective Date, in the sole judgment of the Purchaser, related to effecting the transactions contemplated by the MIPA; provided, in each case, that the Purchaser and any affiliate thereof complies with their respective obligations under the MIPA, including with respect to the execution and delivery of any Affiliate Agreements (as such term is defined in the MIPA) are required under the terms of the MIPA.

Section 4.2            Conduct of Business of the Purchaser.

(1)	The Purchaser covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Company, acting reasonably, or (ii) as required by Law, (iii) as contemplated by the Purchaser Disclosure Letter, or (iv) as required or permitted by this Agreement, the Purchaser shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course, and the Purchaser shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, properties, employees, assets (including, for greater certainty, Purchaser’s assets), goodwill and business relationships with customers, supplies, partners and other Persons with which the Purchaser or any of its Subsidiaries have business relations.

(2)	Without limiting the generality of Section 4.1(4), the Purchaser covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Company, acting reasonably, or (ii) as required by Law, (iii) as contemplated by the Purchaser Disclosure Letter, or (iv) as required or permitted by this Agreement, the Purchaser shall not, and the Purchaser shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents or, in the case of any Subsidiary which is not a corporation, its similar organizational documents, in any manner that would have a material and adverse impact on the value of the Consideration Shares;

(b)	split, combine, consolidate or reclassify or amend the terms of the Purchaser Shares, declare, set aside or pay any dividend or other distribution thereon (whether in cash, stock or property or any combination thereof), or amend or modify any term of any outstanding debt security;

(c)	redeem, purchase, or otherwise acquire or offer to redeem, purchase or otherwise acquire any of its common shares or any of its outstanding securities, other than the Purchaser Shares made in the public markets or off market at then prevailing market price;

(d)	issue or authorize the issuance of any Purchaser Shares or other equity or voting interests in the Purchaser, or any options, warrants or similar rights or convertible securities exercisable or exchangeable for or convertible into such common shares or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of the Purchaser Shares, except (i) in the Ordinary Course; (ii) for the issuance of Purchaser Shares issuable upon the settlement or exercise, as applicable, of the currently outstanding options, warrants or similar rights or convertible securities; or (iii) in respect of matters set forth in the Purchaser Disclosure Letter;

(e)	reduce the stated capital of any class or series of the Purchaser Shares or reorganize, arrange, restructure, amalgamate or merge with any Person, except where same would not adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement;

(f)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Purchaser;

(g)	make any change in the Purchaser’s methods of accounting, except as required by concurrent changes in IFRS or with respect to any conversion to U.S. GAAP; or

(h)	amend or modify, or terminate or waive any right under, any material Contract of the Purchaser or any of its Subsidiaries if in effect on the date hereof, except where same would not individually or in the aggregate have a Material Adverse Effect on the Purchaser;

(i)	in respect of any material asset of the Purchaser, waive, release, surrender, abandon, let lapse, grant or transfer any material right or amend, modify or change, or agree to amend, modify or change, any existing material Authorization, right to use, lease or contract other than in the Ordinary Course, as required by applicable Law, or where same would not individually or in the aggregate have a Material Adverse Effect on the Purchaser; or

(j)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

Section 4.3             Covenants Regarding the Arrangement

(1)	Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser, and each shall cause its respective Subsidiaries to, perform all obligations required to be performed by such Party or any of its Subsidiaries under this Agreement, and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done all things required or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, the Parties shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)	use its commercially reasonable efforts to satisfy, or cause the satisfaction of, all conditions precedent to be fulfilled by it in this Agreement, including the steps contemplated in the MIPA, and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by applicable Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(b)	use its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable under its Material Contracts in connection with the Arrangement or (ii) required in order to maintain its Material Contracts in full force and effect following completion of the Arrangement (except as may be otherwise contemplated in the MIPA), in each case, on terms that are reasonably satisfactory to the other Party, acting reasonably, and without paying, and without committing the other Party to pay, any consideration or incur any liability or obligation without the prior written consent of the other Party, acting reasonably;

(c)	use its commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and use its commercially reasonable efforts to defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(d)	carry out the terms of the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(e)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement; and

(f)	comply with CSE requirements relevant to this Agreement.

(2)	The Purchaser shall on or before the Effective Date reserve a sufficient number of Consideration Shares to be issued upon completion of the Arrangement and the Purchaser Shares to be issued upon exercise from time to time of the Replacement Options and Replacement Warrants.

(3)	The Purchaser shall apply for and use commercially reasonable efforts to obtain written approvals from the CSE, in connection with the listing of the Consideration Shares to be issued in connection with the Arrangement and the Purchaser Shares to be issued upon the exercise from time to time of the Replacement Options and Replacement Warrants, subject only to the satisfaction of customary conditions required by the CSE.

(4)	The Company will, in all material respects, conduct itself so as to keep the Purchaser fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of the Company Business, provided that such disclosure is not prohibited by applicable Law or otherwise prohibited by reason of confidentiality obligation owed to a third party for which a waiver could not be obtained.

(5)	Each of the Parties shall promptly, and in any event within two (2) Business Days of each of the following, notify the other Party of:

(a)	any notice or other communication from any Person alleging (i) that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement, or (ii) that such Person is terminating or may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Party as a result of this Agreement or the Arrangement; and

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(b)	any notice or other communication from any Governmental Entity in connection with this Agreement (and such Party shall contemporaneously provide a copy of any such written notice or communication to the other Party).

Section 4.4            Authorizations

(1)	The Parties shall co-operate to obtain all Authorizations required under the Michigan Regulatory Laws to acquire the Licensed Operators and facilitate the change of control of the Regulatory Licenses in compliance with the Michigan Regulatory Laws and as set forth in the MIPA.

(2)	As soon as reasonably practicable after the date hereof, each Party, or where appropriate, both Parties jointly, shall (i) make or cause to be made all notifications, filings, applications and submissions with Governmental Entities required or advisable under Law, (ii) use commercially reasonable efforts to obtain and maintain, the Key Authorizations and such other Authorizations reasonably deemed by any of the Parties to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under Laws in connection with the Arrangement and this Agreement, it being acknowledged and agreed that the Purchaser shall pay all filing fees in respect of the Key Authorizations.

(3)	The Parties shall co-operate with one another in connection with obtaining the Authorizations required or desirable in connection herewith including by providing, submitting or exchanging on a timely basis all documentation and information that is required or, in the opinion of the Purchaser, advisable, to promptly and diligently prepare, file (after review and approval thereof by the Purchaser) and pursue any and all Authorizations with respect to the transaction contemplated by this Agreement and using their commercially reasonable efforts to ensure that such information provided, submitted or exchanged does not contain a Misrepresentation.

(4)	In furtherance and not in limitation of the foregoing, upon receipt of written request from the Purchaser and within ten (10) Business Days of receipt from the Purchaser of all necessary information and materials, with the reasonable assistance of the Purchaser, the Company shall prepare the applications for the transfer of the Regulatory Licenses and/or the acquisitions of the Licensed Operators in accordance with the MIPA, as necessary under the Michigan Regulatory Laws, and shall provide complete copies of such applications to the Purchaser; provided, however, that the Company shall not make, or cause to be made, any filings or submissions with, or have any communications or discussions with, any Governmental Entity until the Purchaser and the Company have mutually agreed as to the form and substance of such filings, submissions, communications and discussions. Once mutually agreed with the Purchaser as to form and substance, so long as not inconsistent with the requirements of the Michigan Regulatory Laws, the Company shall submit such applications to the applicable Governmental Entity. The Parties further acknowledge and agree that they will cooperate as soon as reasonably practicable after the date hereof to provide the other with access to all online licensing systems, as necessary, related to the Regulatory Licenses and any regulatory approvals required under the Michigan Regulatory Laws, including but not limited to Accela and/or designation of “Authorized Contacts”, as defined by the MRA. For avoidance of doubt, nothing contained in this Section 4.4(4) shall require the Purchaser to apprise the Company of any communications with any Governmental Entity which are not directly material to the consummation of the transactions contemplated by this Agreement and the MIPA.

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(5)	The Parties shall co-operate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Authorizations, and shall promptly notify each other in writing of any communication from any Governmental Entity in respect of the Arrangement or this Agreement and shall provide copies of same, and shall not make any submissions or filings, participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, investigations or other inquiries related to the Arrangement or this Agreement unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Entity, gives the other Party the opportunity to review drafts of any submissions or filings, or attend and participate in any communications or meetings. Despite the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other Party non-redacted versions of drafts or final submissions, filings or other written communications with any Governmental Entity on the basis that the redacted information will not be shared with its clients.

(6)	Each Party shall promptly notify the other Party if it becomes aware that any (i) application, filing, document or other submission for an Authorization contains a Misrepresentation, or (ii) any Authorization contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Company shall, in consultation with and subject to the prior approval of the Purchaser, co-operate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

(7)	The Parties shall request that the Authorizations be processed by the applicable Governmental Entity on an expedited basis and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of the Authorizations.

(8)	If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law, the Parties shall use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date. Provided that nothing in this Agreement shall require the Purchaser to (i) propose, negotiate, effect or agree to (and the Company and its Subsidiaries, shall not, without the prior written consent of the Purchaser, propose, negotiate, effect or agree to), by consent decree, by consent agreement, hold separate order or otherwise, the sale, transfer, divestiture, license or other disposition of any assets or businesses of the Purchaser or its Subsidiaries or the Company Business or otherwise take any action that prohibits or limits the Purchaser’s freedom of action with respect to, or the Purchaser’s ability to own, retain, control, operate or exercise full rights of ownership with respect to any of the businesses or assets of the Purchaser, the Company or their respective Subsidiaries or (ii) initiate or defend any litigation, action or other proceeding, including a Civil Investigative Demand or other request for information.

(9)	This Agreement is subject to strict requirements for ongoing regulatory compliance by the Parties, including, without limitation, requirements that the Parties take no action in violation of either any state cannabis laws, including the Michigan Regulatory Laws, or the guidance or instruction of the MRA (together with any successor or regulator with overlapping jurisdiction, the “Regulator”). The Parties acknowledge and understand that the Michigan Regulatory Laws and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Michigan Regulatory Laws and/or the Regulator, the Parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Michigan Regulatory Laws and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the Parties original intentions but are responsive to and compliant with the requirements of the Michigan Regulatory Laws and/or the Regulator. In furtherance, not limitation of the foregoing, the Parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and keep all other Parties hereto fully and promptly informed as to any such requests, requirements, or correspondence related to the transactions contemplated by this Agreement and the MIPA.

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(10)	The Company shall keep the Purchaser fully informed and shall consult and cooperate with the Purchaser with respect to any proposed acquisition of any right to a Regulatory License, and in no event will the Company take any step or steps with respect to such Regulatory Licenses that would result in a material or adverse impact on the transactions contemplated in the MIPA.

(11)	The Company and the Purchaser will each collaborate and cooperate in good faith and use commercially reasonable efforts to, prior to the Effective Date, take all such actions as are reasonably required to complete the transactions in respect of Cookies Retail Canada Corp. as set forth in the Purchaser Disclosure Letter to the satisfaction of the Purchaser, acting reasonably.

Section 4.5            Access to Information; Confidentiality

(1)	Subject to Law, each Party shall, and shall cause its Subsidiaries to: (a) give the other party and its representatives upon reasonable notice, reasonable access during normal business hours to their: (i) premises, (ii) property and assets (including all books and records, whether retained internally or otherwise), (iii) Contracts, and (iv) senior personnel, so long as the access does not unduly interfere with the Ordinary Course conduct of the Company Business or the business of the Purchaser or its Subsidiaries; and (b) give the other Party copies of all management reports, reports or presentations to its board of directors relating to its or its Subsidiaries’ financial condition and operations, and such other financial and operating data or other information with respect to the assets or business of it or its Subsidiaries as such other Party from time to time reasonably requests, including (but not limited to) as may be required under the MIPA. The Company shall continue to afford the Purchaser and its representatives access to the Company Data Room. Without limiting the foregoing, and subject to the terms of any existing Contracts, the Company shall, upon the Purchaser’s request, facilitate discussions between the Purchaser and any third party from whom consent may be required (provided that the Company shall be involved in any discussions or communications with any such third party).

(2)	Investigations made by or on behalf of a Party, whether under this Section 4.5 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

(3)	The Parties acknowledge that the Confidentiality Agreement continues to apply and that any information provided under this Section 4.5 that is non-public and/or proprietary in nature shall be subject to the terms of the Confidentiality Agreement. If this Agreement is terminated in accordance with its terms, the obligations under the Confidentiality Agreement shall survive the termination of this Agreement.

Section 4.6            Public Communications

(1)	The Parties shall consult with each other in issuing any press release or otherwise making any public announcement or statement concerning the transactions contemplated hereby and shall issue a joint press release promptly following the execution of this Agreement, the text and timing of the announcement to be approved by the other Party in advance, acting reasonably. The Parties acknowledge and agree that neither Party shall make a public announcement, statement or presentation regarding a Regulatory License, cannabis facility, or otherwise regulated permit with the MRA without approval of such announcement statement, or presentation by the applicable Governmental Entity, as required by the Michigan Regulatory Laws. The Parties shall co-operate in the preparation of presentations, if any, to Company Shareholders regarding the Arrangement. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed), and a Party must not make any filing with any Governmental Entity with respect to this Agreement or the Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided that any Party that is required to make disclosure by Law shall use its commercially reasonable efforts to give the other Party prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

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(2)	Without limiting the generality of the foregoing and for greater certainty, each Party acknowledges and agrees that the other Party shall file, in accordance with Securities Laws, this Agreement and the MIPA (as applicable), together with a material change report related thereto, if applicable, under the other Party’s profile on SEDAR (subject, in each case, to any redactions permitted by applicable Law).

Section 4.7            Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)	cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any respect at any time from the date of this Agreement to the Effective Time;

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement; or

(c)	result in the failure to satisfy any of the conditions precedent in favour of the other Party hereto contained in Section 6.1, Section 6.2 and Section 6.3, as the case may be.

(2)	Notification provided under this Section 4.7 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)	The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for the non-fulfillment of the applicable condition precedent or for termination, as applicable. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) if such matter has not been cured by the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party, such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting or the Purchaser Meeting, as applicable, unless the Parties agree otherwise, the Company or the Purchaser, as applicable, shall, to the extent permitted by Law, postpone or adjourn the Company Meeting or the Purchaser Meeting, as applicable, to the earlier of (a) five (5) Business Days prior to the Outside Date and (b) the date that is ten (10) Business Days following receipt of such Termination Notice by the Breaching Party. If such notice has been delivered prior to the making of the application for the Final Order, such application shall be postponed until the expiry of such period referenced in the sentence immediately prior.

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Section 4.8            Insurance and Indemnification

(1)	Prior to the Effective Date, the Company shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and on such terms as the Purchaser may request, acting reasonably, and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Purchaser shall, or shall cause the Company and its Subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for two (2) years from the Effective Date; provided that the Purchaser shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 250% of the Company’s current annual aggregate premium for policies currently maintained by the Company or its Subsidiaries.

(2)	The Purchaser shall, following the Effective Date, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries to the extent that they are (i) included in the Constating Documents of the Company or any of its Subsidiaries, or (ii) disclosed in the Company Data Room, and acknowledges that such rights, to the extent that they are disclosed in the Company Data Room under both (i) and (ii) shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

(3)	If the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in this Section 4.8.

(4)	The Purchaser shall act as agent and trustee of the benefits of the foregoing for the current and former directors and officers of the Company for the purpose of Section 4.8(2). This Section 4.8 shall survive the execution and delivery of this Agreement and the completion of the Arrangement and shall be enforceable against the Purchaser by the Persons described in Section 4.8(2).

Section 4.9            CSE Delisting

Subject to applicable Laws, the Purchaser and the Company shall use their commercially reasonable efforts promptly following the Effective Time to cause the Company Subordinate Voting Shares to be de-listed from the CSE with effect promptly following the acquisition by the Purchaser of the Company Shares pursuant to the Arrangement.

Section 4.10         Notification of Purchaser Acquisition Proposals

(1)	If after the date of this Agreement, the Purchaser or any of its Subsidiaries or any of their respective Purchaser Representatives, receives or otherwise becomes aware of any Purchaser Acquisition Proposal that the Purchaser Board has determined constitutes or could reasonably be expected to constitute or lead to a Purchaser Superior Proposal, the Purchaser shall promptly notify the Company, at first orally, and then, and in any event within 24 hours in writing, of such Purchaser Acquisition Proposal, including a description of its material terms and conditions, the identity of all Persons making such Purchaser Acquisition Proposal, and details of such Purchaser Acquisition Proposal, as the Purchaser may reasonably request.

(2)	The Purchaser shall keep the Company informed on a current basis of the status of developments and negotiations with respect to any such Purchaser Acquisition Proposal, including any changes, modifications or other amendments to any such Purchaser Acquisition Proposal that the Purchaser Board determines to pursue and that the Purchaser Board determines constitutes or could reasonably be expected to constitute or lead to a Purchaser Superior Proposal.

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Section 4.11         WARN Act

The Purchaser and the Company shall cooperate to identify and address any event requiring notice, consultation or other employment obligations under the United States Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local law with respect to the transactions contemplated by this Agreement, including, without limitation, any notice and consultation requirements under the WARN Act or any similar state or local law. Since January 1, 2017, the Company has not had any plant closings or mass layoffs under the WARN Act.

ARTICLE 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1            Non-Solicitation

(1)	Except as expressly provided in this Article 5, the Company and its Subsidiaries shall not, directly or indirectly, through any of their respective officers, directors, employees, representatives (including any financial or other adviser) or agents (collectively “Representatives”), or otherwise permit any such Representative to:

(a)	make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, a Company Acquisition Proposal;

(b)	enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Purchaser) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, a Company Acquisition Proposal, or otherwise co-operate with, assist or participate in or facilitate or encourage in any way any effort or attempt by any other Person to undertake or seek to undertake an alternative transaction;

(c)	enter into any oral or written agreement, understanding, arrangement or letter of intent, with any other Person regarding a Company Acquisition Proposal; or

(d)           make, or publicly propose to make, a Company Change in Recommendation.

(2)	The Company shall, and shall cause its Subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Purchaser) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Company Acquisition Proposal, and in connection therewith the Company shall:

(a)	discontinue access to and disclosure of all information, including the Company Data Room and any confidential information, properties, facilities, books and records of the Company or any Subsidiary; and

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(b)	promptly following the date hereof, to the extent it is permitted to do so, request, and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding the Company or any Subsidiary provided to any such Person other than the Purchaser; and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any Subsidiary, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)	The Company represents and warrants that the Company has not waived any confidentiality, standstill, non-solicitation, use, business purpose or similar agreement or restriction to which the Company or any Subsidiary is a party, and covenants and agrees that (i) the Company shall take all necessary action to enforce each confidentiality, standstill, non-solicitation, use, business purpose or similar agreement or restriction to which the Company or any Subsidiary is a party relating to a Company Acquisition Proposal, and (ii) neither the Company, nor any Subsidiary nor any of their respective Representatives will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill, use, business purpose or similar agreement or restriction to which the Company or any Subsidiary is a party relating to a Company Acquisition Proposal, it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement or restriction as a result of entering into and announcing this Agreement by the Company pursuant to the express terms of any such agreement or restriction, shall not be a violation of this Section 5.1.

Section 5.2            Notification of Company Acquisition Proposals

(1)	If after the date of this Agreement, the Company or any of its Subsidiaries or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to a Company Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any Subsidiary, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of the Company or any Subsidiary, the Company (a) shall immediately notify the Purchaser, at first orally, and then, and in any event within 24 hours in writing, of such Company Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Company Acquisition Proposal, inquiry, proposal, offer or request, and shall provide the Purchaser with copies of all documents, correspondence or other material received in respect of, from or on behalf of any such Person and such other details of such Company Acquisition Proposal, inquiry, proposal, offer or request as the Purchaser may reasonably request; and (b) may contact the Person making such Company Acquisition Proposal, inquiry, proposal, offer or request and its Representatives solely for the purpose of clarifying the terms and conditions of such Company Acquisition Proposal, inquiry, proposal, offer or request so as to determine whether such Company Acquisition Proposal, inquiry, proposal, offer or request is, or would reasonably be expected to lead to, a Company Superior Proposal.

(2)	The Company shall keep the Purchaser informed on a current basis of the status of developments and negotiations with respect to any Company Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Company Acquisition Proposal, inquiry, proposal, offer or request and shall provide to the Purchaser copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence sent or communicated to the Company by or on behalf of any Person making such Company Acquisition Proposal, inquiry, proposal, offer or request.

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Section 5.3            Responding to a Company Acquisition Proposal

(1)	If at any time, prior to obtaining the Required Approval, the Company receives a Company Acquisition Proposal, inquiry, proposal, offer or request, the Company may engage in or participate in discussions or negotiations with such Person regarding such Company Acquisition Proposal, inquiry, proposal, offer or request and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of the Company or its Subsidiaries, if and only if:

(a)	the Company Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Company Superior Proposal, and, after consultation with its outside legal counsel, that the failure to engage in such discussions or negotiations would be inconsistent with its fiduciary duties;

(b)	such Person was not restricted from making such Company Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the Company or its Subsidiaries;

(c)	the Company Acquisition Proposal, inquiry, proposal, offer or request did not arise, directly or indirectly, as a result of a violation by the Company of this Article 5;

(d)	the Company enters into a confidentiality and standstill agreement with such Person having terms that are not less onerous than those set out in the Confidentiality Agreement, provided that such confidentiality and standstill agreement may allow such Person to make an Company Acquisition Proposal confidentially to the Company Board that constitutes, or could reasonably be expected to constitute or lead to, a Company Superior Proposal; and

(e)	the Company promptly provides the Purchaser with:

(i)	prior written notice stating the Company’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure;

(ii)	prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.3(1)(d); and

(iii)	any non-public information concerning the Company and its Subsidiaries provided to such other Person which was not previously provided to the Purchaser.

Section 5.4            Right to Match

(1)	If the Company receives an Company Acquisition Proposal that constitutes a Company Superior Proposal prior to obtaining the Required Approval, the Company Board may make a Company Change in Recommendation and approve, recommend or enter into a definitive agreement with respect to such Company Superior Proposal, if and only if:

(a)	the Person making the Company Superior Proposal was not restricted from making such Company Superior Proposal pursuant to an existing confidentiality, standstill use, business purpose or similar restriction;

(b)	the Company Acquisition Proposal, inquiry, proposal, offer or request did not arise, directly or indirectly, as a result of a violation by the Company of this Article 5;

(c)	the Company has delivered to the Purchaser a written notice of the determination of the Company Board that such Company Acquisition Proposal constitutes a Company Superior Proposal and of the intention of the Company Board to make a Company Change in Recommendation and/or enter into such definitive agreement promptly following the making of such determination, together with a written notice from the Company Board regarding the value and financial terms that the Company Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Company Acquisition Proposal (the “Company Superior Proposal Notice”);

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(d)	the Company or its Representatives has provided the Purchaser a copy of the proposed definitive agreement for the Company Superior Proposal and all supporting materials (including any financing documents, subject to customary confidentiality provisions with respect to fee letters or similar information) provided to the Company in connection therewith);

(e)	at least five (5) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Company Superior Proposal Notice from the Company and the date on which the Purchaser received a copy of the proposed definitive agreement for the Company Superior Proposal from the Company;

(f)	during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to the Company to amend this Agreement and the Arrangement in order for such Company Acquisition Proposal to cease to be a Company Superior Proposal; and

(g)	the Company Board has determined, in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Company Acquisition Proposal remains a Company Superior Proposal as compared to the Arrangement as proposed to be amended by the Purchaser and that it is necessary for the Company Board to cause the Company to enter into a definitive agreement with respect to such Company Superior Proposal in order to satisfy their fiduciary duties to the Company;

(h)	such Superior Proposal does not require the Company or any other Person to seek to interfere with the attempted successful completion of the Arrangement or any alternative transaction pursued by the Purchaser pursuant to the terms of the Voting Support and Lock-Up Agreements (including requiring the Company to delay, adjourn, postpone or cancel the Company Meeting) or provide for the payment of any break, termination or other fees or expenses or confer any rights or options to acquire assets or securities of the Company or any of its Subsidiaries to any Person in the event that the Company or any of its Subsidiaries completes the Arrangement or any other similar transaction with the Purchaser agreed to prior to the termination of this Agreement or pursuant to the Voting Support and Lock-Up Agreements; and

(i)	the Company concurrently terminates this Agreement pursuant to Section 7.2(1)(c)(iii).

(2)	During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Company Board shall review any offer made by the Purchaser under Section 5.4(1)(f) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Company Acquisition Proposal previously constituting a Company Superior Proposal ceasing to be a Company Superior Proposal; and (b) the Company shall, and shall cause its Representatives to, negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. The Company agrees that, subject to the Company’s disclosure obligations under applicable Securities Laws, the fact of the making of, and each of the terms of, any such proposed amendments shall be kept strictly confidential and shall not be disclosed to any Person (including without limitation, the Person having made the Company Superior Proposal), other than the Company’s Representatives, without the Purchaser’s prior written consent. If the Company Board determines that such Company Acquisition Proposal would cease to be a Company Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

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(3)	Each successive amendment or modification to any Company Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions thereof shall constitute a new Company Acquisition Proposal for the purposes of this Section 5.4, and the Purchaser shall be afforded a new five (5) Business Day Matching Period from the later of the date on which the Purchaser received the Company Superior Proposal Notice and a copy of the proposed definitive agreement for the new Company Superior Proposal from the Company.

(4)	The Company Board shall promptly reaffirm the Company Board Recommendation by press release after any Company Acquisition Proposal which is not determined to be a Company Superior Proposal is publicly announced or the Company Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.4(2) would result in an Company Acquisition Proposal no longer being a Company Superior Proposal. The Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its counsel.

(5)	If the Company provides a Company Superior Proposal Notice to the Purchaser after a date that is less than ten (10) Business Days before the Company Meeting, the Company shall either proceed with or shall postpone or adjourn the Company Meeting, as directed by the Purchaser acting reasonably, to a date that is not more than ten (10) Business Days after the scheduled date of the Company Meeting, but in any event to a date that is not less than five (5) Business Days prior to the Outside Date.

(6)	Nothing contained in this Section 5.4 shall limit in any way the obligation of the Company to convene and hold the Company Meeting in accordance with Section 2.3 of this Agreement while this Agreement remains in force.

(7)	Nothing contained in this Agreement shall prevent the Company Board from (i) complying with Section 2.17 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of a Company Acquisition Proposal that is not a Company Superior Proposal, or (ii) making any public disclosure to the Company Shareholders if the Company Board, acting in good faith and after consultation with its outside legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Company Board, provided however, in each case that, notwithstanding that the Company Board shall be permitted to make such disclosure, the Company Board shall not be permitted to make a Company Change in Recommendation, other than as permitted by Section 5.4(1).

Section 5.5            Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, the Company shall advise its Subsidiaries and their respective Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by the Company, its Subsidiaries or their respective Representatives is deemed to be a breach of this Article 5 by the Company.

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ARTICLE 6

CONDITIONS

Section 6.1            Mutual Conditions Precedent

(1)	The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order.

(b)	Required Purchaser Shareholder Resolution. The Required Purchaser Shareholders Approval shall have been obtained at the Purchaser Meeting.

(c)	Interim and Final Order. The Interim Order and the Final Order have both been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(d)	Key Authorizations. Each of the Key Authorizations has been made, given or obtained on terms acceptable to the Purchaser and the Company, each acting reasonably, and each such Key Authorization is in force and has not been modified or rescinded. With regard to the approval of the CSE, the Consideration Shares to be issued upon completion of the Arrangement shall, subject only to the satisfaction of customary conditions required by the CSE, have been approved for listing on the CSE, as of the Effective Date and the CSE, shall have, if required, accepted notice for filing of all transactions of the Parties contemplated herein or necessary to complete the Arrangement, subject only to compliance with the customary conditions of the CSE.

(e)	United States Securities Laws. The issuance and distribution of the Consideration Shares, Replacement Options and Replacement Warrants will be exempt from the registration requirements of (i) the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption and (ii) all applicable U.S. state securities Laws; provided, however, that the Company shall be not entitled to the benefit of the conditions in this Section 6.1(1)(e), and shall be deemed to have waived such condition in the event that the Company fails to use good faith efforts in accordance with Section 2.15, including, but not limited to, the failure to advise the Court prior to the hearing in respect of the Interim Order that the Parties intend to rely on the Section 3(a)(10) Exemption based on the Court’s approval of the Arrangement and comply with the requirements set forth in Section 2.2.

(f)	Illegality. With the exception of the Federal Cannabis Laws, no Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.

(g)	Securities Laws. The distribution of the Consideration Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of exemptions under applicable Securities Laws and shall not be subject to resale restrictions under applicable Securities Laws (other than as applicable to control persons or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities).

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Section 6.2            Additional Conditions Precedent to the Obligations of the Purchaser

(1)	The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)	Representations and Warranties. (i) All Material Representations (other than those set out in clause (ii) below) shall be true and correct in all material respects (disregarding for purposes of this Section 6.2(1) any materiality qualification contained in any such representations or warranty) as of the Effective Time as if made as at and as of such time (except that any such representation and warranty that by its terms speaks as of the date of this Agreement or another date shall be true and correct as of such date); (ii) any Material Representations that contain a Material Adverse Effect qualification shall be true and correct in all respects as of the Effective Time as if made as at and as of such time (except that any such representation and warranty that by its terms speaks as of the date of this Agreement or another date shall be true and correct as of such date); (iii) the representations and warranties of the Company set forth in Section 6(a) and (b) [Capitalization] of Schedule C shall be true and correct in all respects as of the Effective Time, except for any failures to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount and for failures that are not de minimis and which are not adjusted pursuant to Section 2.12; (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.2(1) any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except, in the case of this clause, where the failure to be so true and correct in all respects, individually and in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Company; and (v) the Company has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers or directors of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(b)	Performance of Covenants. The Company has fulfilled or complied in all material respects with each of its covenants contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Date, and has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers or directors of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(c)	No Legal Action. There is no action or proceeding pending or threatened by any Person (other than the Purchaser or its affiliates) in any jurisdiction that is reasonably likely to:

(i)	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Company Shares, including the right to vote Company Shares;

(ii)	prohibit or restrict the Arrangement, or the ownership or operation by the Purchaser of a material portion of the business or assets of the Purchaser or any of the Purchaser’s Subsidiaries, the Company or any of the Company’s Subsidiaries, or compel the Purchaser to dispose of or hold separate any material portion of the business or assets of the Purchaser or any of the Purchaser’s Subsidiaries, the Company or any of the Company’s Subsidiaries as a result of the Arrangement; or

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(iii)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have or be reasonably expected to have a Material Adverse Effect.

(d)	Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to the Company and the Company has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers or directors of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date;

(e)	Dissent Rights. Dissent Rights have not been exercised (excluding any Dissent Rights that have been exercised and subsequently withdrawn) with respect to more than 5% of the issued and outstanding Company Shares (on an as converted basis).

(f)	Key Employees. The Key Employees shall have (i) entered into new employment or consulting agreements with respect to their roles with the Purchaser and/or a Subsidiary, in the forms agreed to by the Parties at the time of entering into this Agreement; and (ii) terminated any existing employment agreements or consulting agreements entered, directly or indirectly, by the Key Employees.

(g)	Services Agreements. Any services agreements to be entered into with the Licensed Operators shall have been amended or entered into to the satisfaction of the Purchaser with effect as of the Effective Time, acting reasonably, in accordance or in connection with the MIPA.

(h)	Completion of the MIPA. The closing conditions for a First Closing (as defined in the MIPA) as set out in the MIPA has been achieved to the satisfaction of the Purchaser.

(i)	Exchangeable Units. The Support Agreement and the Amended Operating Agreement will have been entered into with respect to the Company Exchangeable Units substantially on the terms agreed to by the Parties at the time of entering into this Agreement.

(j)	Third Party Consents, Estoppels and Waivers. The Company shall have received or obtained all third party consents, approvals and waivers identified in Section 6.2(1)(j) of the Company Disclosure Letter, in each case on terms and condition reasonably satisfactory to the Purchaser.

(k)	Repayment of Company Debentures. The Company shall have effected the repayment of the Company Debentures in full.

(l)	FIRPTA Certificate. Purchaser shall have received from Spartan Partners Corporation, a Michigan corporation (“SPC”), a certificate and notice, dated as of the Effective Date, that complies with Sections 897 and 1445 of the U.S. Tax Code and the U.S, Treasury Regulations promulgated thereunder, certifying that an interest in SPC is not a “United States real property interest” within the meaning of and in accordance with Sections 897 and 1445 of the U.S Tax Code and the U.S. Treasury Regulations promulgated thereunder, including that SPC is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the U.S. Tax Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the U.S. Tax Code.

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Section 6.3            Additional Conditions Precedent to the Obligations of the Company

(1)	The Company is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(a)	Representations and Warranties. The representations and warranties of the Purchaser set forth in: (i) Sections 1 [Organization and Qualification], 2 [Authority Relative to this Agreement] and 3 [No Violation], 5 [Capitalization] and 18 [No Broker] of Schedule D shall be true and correct in all material respects as of the Effective Time as if made as at and as of such time; and (ii) all other representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.3 any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (ii) where the failure to be so true and correct in all respects, individually and in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has delivered a certificate confirming same to the Company, executed by two (2) senior officers thereof (in each case without personal liability) addressed to the Company and dated the Effective Date.

(b)	Performance of Covenants. The Purchaser has fulfilled or complied in all material respects with each of its covenants contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Date, and has delivered a certificate confirming same to the Company, executed by two (2) senior officers of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

(c)	No Legal Action. There is no action or proceeding pending or threatened by any Person (other than the Company) in any jurisdiction that is reasonably likely to:

(i)	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to issue the Consideration Shares or the Purchaser Shares to be issued upon exercise from time to time of the Replacement Options or Replacement Warrants, as the case may be; or

(ii)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have or be reasonably expected to have a Material Adverse Effect.

(d)	Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to the Purchaser and the Purchaser has delivered a certificate confirming same to the Company, executed by two (2) senior officers or directors of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

Section 6.4            Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director.

ARTICLE 7

TERM AND TERMINATION

Section 7.1            Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms.

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Section 7.2            Termination

(1)           This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties; or

(b)	either the Company or the Purchaser:

(i)	if the Required Approval is not obtained at the Company Meeting in accordance with the Interim Order; provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain the Required Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)	if the Required Purchaser Shareholder Approval is not obtained at the Purchaser Meeting; provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) if the failure to obtain such approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(iii)	if, after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(iv)	if the Effective Time has not occurred by the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iv) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(c)	the Company if:

(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 6.3(1)(a) [Purchaser Reps and Warranties Condition] or Section 6.3(1)(b) [Purchaser Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 4.7(3); provided that the Company is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 6.2(1)(a) [Company Reps and Warranties Condition] or Section 6.2(1)(b) [Company Covenants Condition] not to be satisfied;

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(ii)	the Purchaser Board or any committee of the Purchaser Board (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Purchaser Board Recommendation; (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend or takes no position or a neutral position, in each case with respect to a publicly announced, or otherwise publicly disclosed, Purchaser Acquisition Proposal that constitutes or would reasonably be expected to constitute or lead to a Purchaser Superior Proposal; or (C) fails to publicly reaffirm the Purchaser Board Recommendation (without qualification) within five Business Days after having been requested in writing by the Company to do so (collectively, a “Purchaser Change in Recommendation”);

(iii)	subject to the Company having complied with the terms of this Agreement, the Company Board authorizes the Company to enter into a definitive agreement with respect to a Company Superior Proposal; provided that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 7.3; or

(iv)	since the date of this Agreement, there has occurred a Material Adverse Effect, in relation to the Purchaser, which is incapable of being cured on or prior to the Outside Date.

(d)           the Purchaser if:

(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1)(a) [Company Reps and Warranties Condition] or Section 6.2(1)(b) [Company Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 4.7(3); provided that the Purchaser is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 6.3(1)(a) [Purchaser Reps and Warranties Condition] or Section 6.3(1)(b) [Purchaser Covenants Condition] not to be satisfied;

(ii)	the Company Board or any committee of the Company Board (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Company Board Recommendation, (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend or takes no position or a neutral position, in each case with respect to a publicly announced, or otherwise publicly disclosed, Company Acquisition Proposal for more than five Business Days, (C) accepts, approves, endorses, recommends or executes or enters into (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3(1)(d)) or publicly proposes to accept, approve, endorse, recommend or execute or enter into any agreement, letter of intent, understanding or arrangement relating to a Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal; (D) fails to publicly reaffirm the Company Board Recommendation (without qualification) within five Business Days after having been requested in writing by the Purchaser to do so (collectively, a “Company Change in Recommendation”); or (E) the Company breaches Article 5 in any material respect;

(iii)	the Purchaser Board authorizes the Purchaser to enter into an agreement with respect to a Purchaser Superior Proposal; provided that concurrently with such termination, the Purchaser pays the Termination Fee payable pursuant to Section 7.3;

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(iv)	any of the conditions set forth in Section 6.2(1)(e) [Dissent Rights], Section 6.2(1)(h) [Completion of the MIPA], Section 6.2(1)(i) [Exchangeable Units] and Section 6.2(1)(j) [Third Party Consents] are not capable of being satisfied by the Outside Date; or

(v)	since the date of this Agreement, there has occurred, in relation to the Company, a Material Adverse Effect which is not capable of being cured on or prior to the Outside Date.

(2)	The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3            Termination Fee

(1)	The Purchaser shall be entitled to the Termination Fee upon the occurrence of the following events (each a “Company Termination Fee Event”) which shall be paid by the Company within the time specified in respect of each such Company Termination Fee Event:

(a)	this Agreement is terminated by the Purchaser pursuant to Section 7.2(1)(d)(ii) [Company Change in Recommendation (but not including a termination by the Purchaser pursuant to Section 7.2(1)(d)(ii) in circumstances where the Company Change in Recommendation resulted from the occurrence of a Material Adverse Effect in respect of the Purchaser) in which case the Termination Fee shall be paid on the first Business Day following such termination;

(b)	this Agreement is terminated by the Company pursuant to Section 7.2(1)(c)(iii) [to enter into a Company Superior Proposal], in which case the Termination Fee shall be paid concurrent with such termination; or

(c)	this Agreement is terminated by either the Purchaser or the Company pursuant to Section 7.2(1)(b)(i), and a Company Superior Proposal that was made to the Company (including the announcement of the intention to make a Company Superior Proposal) prior to the termination of this Agreement is within nine months following the date of such termination (a) consummated by the Company or (b) the Company and/or one or more of the Company’s Subsidiaries enters into a definitive agreement in respect of a Company Superior Proposal, in which case the Termination Fee shall be payable within two Business Days following the closing of such transaction.

(2)	The Company shall be entitled to the Termination Fee upon the occurrence of any of the following events (each a “Purchaser Termination Fee Event”) which shall be paid by the Purchaser within the time specified in respect of each such Purchaser Termination Fee Event:

(a)	this Agreement is terminated by the Company pursuant to Section 7.2(1)(c)(ii) [Purchaser Change in Recommendation] (but not including a termination by the Company pursuant to Section 7.2(1)(c)(ii) in circumstances where the Purchaser Change in Recommendation resulted from the occurrence of a Material Adverse Effect in respect of the Company), in which case the Termination Fee shall be paid on the first Business Day following the consummation of any transaction arising from the Purchaser Change in Recommendation;

(b)	this Agreement is terminated by the Purchaser pursuant to Section 7.2(1)(d)(iii) [to enter into a Purchaser Superior Proposal], in which case the Termination Fee shall be paid concurrent with such termination; or

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(c)	this Agreement is terminated by either the Purchaser or the Company pursuant to Section 7.2(1)(b)(ii), and a Purchaser Superior Proposal that was made to the Purchaser (including the announcement of the intention to make a Purchaser Superior Proposal) prior to the termination of this Agreement is within nine months following the date of such termination (a) consummated by the Purchaser or (b) the Purchaser and/or one or more of the Purchaser’s Subsidiaries enters into a definitive agreement in respect of a Purchaser Superior Proposal, in which case the Termination Fee shall be payable within two Business Days following the closing of such transaction.

(3)	The Termination Fee shall be payable by the Party required to pay such fee by wire transfer in immediately available funds to an account specified by the Party to whom such fee is payable.

(4)	Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. The Parties further acknowledge and agree that the Termination Fee is a payment of liquidated monetary damages which are a genuine pre-estimate of the damages which the Party entitled to receive such fee will suffer or incur as a result of the cancellation and termination of all rights and obligations with respect to the direct or indirect acquisition of the Company by the Purchaser in the circumstances in which the Termination Fee is payable, that such payment is not for lost profits or a penalty, and that no Party shall take any position inconsistent with the foregoing. Each of the Parties irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Each of the Parties hereby acknowledges and agrees that, upon any termination of this Agreement as permitted under Section 7.2 under circumstances where a Party is entitled to the Termination Fee and such Termination Fee is paid in full to such Party, the Party to whom such fee has been paid shall be precluded from any other remedy against the other Party at law or in equity or otherwise and in any such case it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Party who has paid such fee or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.

(5)	Subject to the last sentence of Section 7.3(4), nothing in this Section 7.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreement, and any requirement for securing or posting of any bond in connection with the obtaining of any such injunction or specific performance is hereby being waived.

Section 7.4            Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1, Section 4.8 shall survive for a period of six (6) years following such termination; and (b) in the event of termination under Section 7.2, Section 4.5(3), Section 7.3, this Section 7.4 and [***] through to and including [***] shall survive, and provided further that no Party shall be relieved of any liability for any wilful and material breach or fraud by it of this Agreement.

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ARTICLE 8

GENERAL PROVISIONS

Section 8.1            Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting and the Purchaser Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	waive compliance with or modify any inaccuracies or any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions contained in this Agreement.

Section 8.2            Expenses

(1)	All out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Date in connection with, or incidental to, the Plan of Arrangement and the MIPA (including any consideration to be paid in accordance with the terms thereof), shall be paid by the Party incurring such expenses, whether or not the Arrangement or the MIPA is consummated, provided that the costs and expenses of the MIPA shall be borne by the Purchaser.

(2)	The Company confirms that no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

(3)	The Purchaser confirms that no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 8.3            Notices

(1)	Any notice, direction or other communication given pursuant to this Agreement (each a “Notice”) must be in writing, sent by hand delivery, courier or email and is deemed to be given and received: (i) on the date of delivery by hand or courier if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in the place of receipt), and otherwise on the next Business Day; or (ii) if sent by email on the date of transmission if it is a Business Day and transmission was made prior to 5:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day, in each case to the Parties at the following addresses (or such other address for a Party as specified by like Notice):

(a)	to the Company at:

c/o Dentons Canada LLP
77 King Street West, Suite 400
Toronto, ON M5K 0A1 Canada

	Attention:	[***]
	E-mail:	[***]

with a copy to:

Dentons Canada LLP
77 King Street West, Suite 400

Toronto, ON M5K 0A1 Canada

Attention:	[***]
E-mail:	[***]

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(b)	to the Purchaser at:

P.O. Box 43125
Mississauga, ON L5C 1W2

	Attention:	[***]
	E-mail:	[***]

with a copy to:

Norton Rose Fulbright Canada LLP
222 Bay Street – Suite 3000
P.O. Box 53
Toronto, ON M5K 1E7

	Attention:	[***]
	E-mail:	[***]

Rejection or other refusal to accept, or inability to deliver because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

Section 8.4            Time of the Essence

Time is of the essence in this Agreement.

Section 8.5            Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed by a Party in accordance with their specific terms or were otherwise breached by a Party. It is accordingly agreed that each Party shall be entitled to specific performance, injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement against the other Party without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which a Party may be entitled at Law or in equity.

Section 8.6            Third Party Beneficiaries

(1)	Except as provided in Section 4.8, which, without limiting its terms, is intended as stipulations for the benefit of the third parties mentioned in such provisions (such third parties referred to in this [***] as the “Indemnified Persons”), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

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(2)	Despite the foregoing, the Purchaser acknowledges to each of the Indemnified Persons their direct rights against it under Section 4.8 of this Agreement, which is intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as trustee on their behalf, and agrees to enforce such provision on their behalf. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

Section 8.7            Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.8            Entire Agreement

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Company, on one hand, and the Purchaser, on the other hand, with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Company, on one hand, and the Purchaser, on the other hand. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Company, on one hand, and the Purchaser, on the other hand in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. the Company, on one hand, and the Purchaser, on the other hand, have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.9            Successors and Assigns

(1)	This Agreement becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company and the Purchaser and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, provided however that the Purchaser (or any permitted assign of the Purchaser) may, at any time, assign its rights and obligations under this Agreement without such consent to an affiliate of the Purchaser if such assignee delivers an instrument in writing confirming that it is bound by and shall perform all of the obligations of the assigning party under this Agreement as if it were an original signatory and provided further that the assigning party shall not be relieved of its obligations hereunder.

Section 8.10            Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.11            Governing Law

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

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(2)	Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.12          Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.13          No Personal Liability

No director or officer of the Purchaser or any of its Subsidiaries shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered on behalf of the Purchaser or any of its Subsidiaries under this Agreement. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered on behalf of the Company or any of its Subsidiaries under this Agreement.

Section 8.14          Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally blank; signature page follows]

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IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

TERRASCEND CORP.

By:	/s/ Keith Stauffer
Name: Keith Stauffer
Title: Chief Financial Officer

GAGE	GROWTH CORP.

By:	/s/ Fabian Monaco
Name: Fabian Monaco
Title: Chief Executive Officer

SCHEDULE “A”

PLAN OF ARRANGEMENT

UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1.1 will have the meaning ascribed thereto in the Arrangement Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Person” has the meaning ascribed thereto in Section 7.1.1.

“Arrangement” means an arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement or the provisions of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement dated as of August 31, 2021 between the Purchaser and the Company, together with the Schedules attached thereto and the Company Disclosure Letter and the Purchaser Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Arrangement Resolution” means the special resolution of the Company Shareholders approving this Plan of Arrangement to be considered at the Company Meeting.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“Broker” has the meaning ascribed thereto in Section 7.1.2(a).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed.

“Company” means Gage Growth Corp., a company existing under the laws of Canada.

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“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser, acting reasonably.

“Company Proportionate Voting Shares” means the shares in the capital of the Company designated as proportionate voting shares, each entitling the holder thereof to fifty (50) votes per share at shareholder meetings of the Company, and which are convertible, at any time at the option of the holder, into Company Subordinate Voting Shares at a ratio of fifty (50) Company Subordinate Voting Shares for each Company Proportionate Voting Share.

“Company RSU Plan” means the restricted share unit plan approved by the Company Board on January 26, 2021.

“Company RSUs” means the outstanding restricted share units of the Company issued pursuant to the Company RSU Plan.

“Company Shareholders” means the registered or beneficial holders of Company Shares, as the context requires.

“Company Shares” means a share in the capital of the Company, and includes the Company Subordinate Voting Shares, the Company Super Voting Shares and the Company Proportionate Voting Shares.

“Company Stock Option Plan” means the amended and restated stock option plan approved by the Company Board on June 3, 2019.

“Company Stock Options” means stock options to purchase Company Subordinate Voting Shares issued pursuant to the Company Stock Option Plan.

“Company Subordinate Voting Shares” means the shares in the capital of the Company designated as subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“Company Super Voting Shares” means the shares in the capital of the Company designated as super voting shares, each entitling the holder thereof to fifty (50) votes per share at shareholder meetings of the Company.

“Company Warrants” means the outstanding warrants of the Company to purchase Company Subordinate Voting Shares.

“Consideration” means the consideration to be received by non-Dissenting Shareholders pursuant to this Plan of Arrangement as consideration for their Company Shares, consisting of 0.3001 of a Purchaser Share for each Company Subordinate Voting Share, subject to adjustment in the manner and in the circumstances contemplated in Section 2.10 of the Arrangement Agreement, on the basis set out in this Plan of Arrangement.

“Court” means the Ontario Superior Court of Justice (commercial list) in the city of Toronto.

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“Depositary” means such Person as the Company may appoint to act as depositary for Company Shares in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.

“Director” means the Director appointed pursuant to section 260 of the CBCA.

“Dissent Procedures” has the meaning ascribed thereto in Section 4.1.1.

“Dissent Rights” means the rights of dissent of the registered Company Shareholders in respect of the Arrangement Resolution as described in Section 4.1.1 hereto.

“Dissenting Shareholder” means a registered Company Shareholder who has validly exercised a Dissent Right and who is ultimately entitled to be paid the fair value of the Company Shares held by such registered Company Shareholder, but such Company Shareholder will only be a Dissenting Shareholder in respect of the Company Shares in respect of which Dissent Rights are validly exercised by such holder in strict compliance with the terms of the Dissent Rights.

“Dissenting Shares” has the meaning ascribed thereto in Section 4.1.2.

“Effective Date” means the date upon which the Arrangement becomes effective as shown on the Certificate of Arrangement.

“Effective Time” means 12:01 a.m. (Toronto Time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Exchange Ratio” means 0.3001 of a Purchaser Share to be issued by the Purchaser for each one Company Subordinate Voting Share exchanged pursuant to the Arrangement.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, including the U.S. Internal Revenue Service and the Canada Revenue Agency, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange, including the CSE.

“Hermiz Exchangeable Units” means the 900,000 exchangeable units issued by Spartan Partners Holding, LLC, an indirect subsidiary of the Company, which are exchangeable for either 45,000,000 Company Subordinate Voting Shares or 900,000 Company Proportionate Voting Shares in accordance with their terms.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

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“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, notice, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Letter of Transmittal” means the letter of transmittal to be delivered by the Company to the Company Shareholders for use in connection with the Arrangement.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory, inchoate or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Mayde” means Mayde Inc.

“Mayde Exchangeable Shares” means the 600,000 Class B exchangeable shares issued by Spartan Partners Corporation, a subsidiary of the Company.

“Merger” has the meaning specified in Section 3.1.1(f).

“Mergerco” has the meaning ascribed thereto in Section 3.1.1(f);

“Parties” means the Company and the Purchaser, and “Party” means either of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations hereto made in accordance with Section 8.1 of the Arrangement Agreement or Section 6.1 hereto, or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Purchaser” means TerrAscend Corp., a corporation existing under the laws of the Province of Ontario.

“Purchaser Shares” means the common shares in the authorized share capital of the Purchaser.

“Purchaser Subco” means 13283941 Canada Inc., a corporation continued under the CBCA and a wholly-owned subsidiary of the Purchaser.

“Replacement Option” means an option or right to purchase or receive Purchaser Shares, as applicable, granted by the Purchaser in replacement of Company Stock Options on the basis set forth in Section 3.1.1(i).

“Replacement Warrant” means the warrants providing for the right to purchase Purchaser Shares issued by the Purchaser in replacement of the Company Warrants on the basis set forth in Section 3.1.1(j).

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended.

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“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

“Withholding Obligation” has the meaning ascribed thereto in Section 7.1.1.

1.2	Interpretation Not Affected by Headings

The headings contained in this Plan of Arrangement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or Subsection hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.4	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders and neuter.

1.5	References to Persons and Statutes

A reference to a Person includes any successor to that Person. Any reference to a statute or to a rule of a self-regulatory organization, including any stock exchange, refers to such statute or rule, and all rules and regulations, administrative policy statements, instruments, blanket orders, notices, directions and rulings issued or adopted under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

1.6	Currency

Unless otherwise stated in this Plan of Arrangement, all references herein to amounts of money are expressed in lawful money of Canada.

1.7	Computation of Time

A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

1.8	Time References

Time shall be of the essence in every matter or action contemplated hereunder. References to time are to Toronto time.

1.9	Including

The word “including” means “including, without limiting the generality of the foregoing”.

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ARTICLE 2

ARRANGEMENT AGREEMENT; EFFECTIVENESS

2.1	Effectiveness

2.1.1	This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement and constitutes an arrangement as referred to in Section 192 of the CBCA.

2.1.2	This Plan of Arrangement will become effective as at the Effective Time and will be binding (without any further authorization, act or formality on the part of the Court, the Registrar, or any other Person) from and after the Effective Time on:

(a)	the Company,

(b)	the Purchaser,

(c)	all Company Shareholders,

(d)	Mergerco,

(e)	Purchaser Subco,

(f)	Spartan Partners Corporation,

(g)	Spartan Partners Holdings, LLC,

(h)	holders of Company RSUs, Company Warrants, Company Stock Options, Hermiz Exchangeable Units, or Mayde Exchangeable Shares, and

(i)	the Depositary.

ARTICLE 3

THE ARRANGEMENT

3.1	Arrangement

3.1.1	At the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at one minute intervals starting at the Effective Time:

(a)	each Company RSU, whether vested or unvested, shall be deemed to be vested to the fullest extent, and such Company RSU shall be, and shall be deemed to be, surrendered to the Company by the holder of Company RSUs at a ratio of one RSU for one Company Subordinate Voting Share, less any amounts required to be withheld pursuant to Article 7 and the Company Subordinate Voting Shares issuable in connection therewith shall be deemed to be issued to such holder of Company RSUs as fully paid and non-assessable shares in the capital of the Company, provided that no share certificates shall be issued with respect to such shares;

(b)	each Company Share outstanding immediately prior to the Effective Time held by a Company Shareholder in respect of which Dissent Rights have been validly exercised will be deemed to have been transferred without any further act or formality to the Purchaser by the holder thereof for cancellation, free and clear of any Liens, and such Company Shareholder will cease to be the registered holder of such Dissenting Shares and will cease to have any rights as a registered holder of such Company Shares other than the right to be paid fair value for such Dissenting Shares as set out in Section 4.1.2, and such Company Shareholder’s name will be removed as the registered holder of such Dissenting Shares from the register of holders of Company Shares maintained by or on behalf of the Company, and the Dissenting Shares shall be cancelled;

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(c)	each Mayde Exchangeable Share outstanding immediately prior to the Effective Time shall be transferred without any further act or formality to the Purchaser in exchange for 15.005 Purchaser Shares, and upon such transfer:

(i)	the holder of the Mayde Exchangeable Shares will cease to be the registered holder of such Mayde Exchangeable Shares on the register of Spartan Partners Corporation and will cease to have any rights as a holder of such Mayde Exchangeable Shares;

(ii)	such holder of the Mayde Exchangeable Shares shall be entered into the securities register of the Purchaser as the holder of such Purchaser Shares;

(d)	concurrently with the transfer of Mayde Exchangeable Shares pursuant to Section 3.1.1(c), there shall be added to the stated capital of the Purchaser Shares, an amount equal to the cost (within the meaning of the Tax Act, including, if applicable, as determined under Section 85 of the Tax Act) of the Mayde Exchangeable Shares acquired by the Purchaser pursuant to Section 3.1.1(c);

(e)	each Company Super Voting Share outstanding immediately prior to the Effective Time shall be transferred for no payment, and without any further act or formality, to the Purchaser, and the holder of such transferred Company Super Voting Share shall be removed from the Company’s securities register for the Company Super Voting Shares;

(f)	concurrently with the transfer of Company Super Voting Shares pursuant to Section 3.1.1(d), the stated capital of the Company Super Voting Shares shall be reduced to nil, and there shall be added to the stated capital of the Company Subordinate Voting Shares, an amount equal to the paid-up capital (within the meaning of the Tax Act) of the Company Super Voting Shares immediately prior to the Effective Time;

(g)	immediately following the preceding steps, Purchaser Subco shall amalgamate and merge with and into the Company (the “Merger”) under Section 181 of the CBCA and be one corporate entity (“Mergerco”) and upon the Merger being effective:

(i)	Survival. The legal existence of the Company shall not cease and the Company shall survive the Merger as Mergerco.

(ii)	Name. The name of Mergerco shall be “Gage Growth Corp.”, being the name of the Company.

(iii)	Registered Office. The registered office of Mergerco shall continue to be the registered office of the Company.

(iv)	Authorized Shares. The classes and maximum number of shares that Mergerco is authorized to issue shall be the same as the Company was authorized to issue immediately prior to the Merger.

(v)	Restrictions on Share Transfer. The restrictions on share transfer shall be the same as the restrictions applicable to the transfer of shares of the Company contained in the Articles of the Company immediately prior to the Merger, if any.

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(vi)	Number of Directors. The minimum and maximum number of directors of Mergerco shall be the same minimum and maximum number of directors of the Company immediately prior to the Merger.

(vii)	Restrictions on Business. The restrictions on business of Mergerco shall be the same as the restrictions on business of the Company contained in the Articles of the Company immediately prior to the Merger, if any.

(viii)	Directors. The directors of Mergerco immediately after the Merger shall be Lisa Swartzman and Keith Stauffer.

(ix)	Shares. The Purchaser shall receive on the Merger and amalgamation one Mergerco common share in exchange for each Purchaser Subco common share previously held and each Company Share (other than Dissenting Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid fair value for their Dissenting Shares in accordance with Article 4) shall entitle the holder thereof to the Consideration.

(x)	Stated Capital. The stated capital account maintained for the common shares of Mergerco will be equal to the aggregate of the paid-up capital, for purposes of the Tax Act, of the Purchaser Subco shares held by the Purchaser and the Company Shares, immediately prior to the Merger.

(xi)	By-laws. The by-laws of Mergerco shall be the by-laws of the Company.

(xii)	Effect of the Merger. The provisions of subsection 186(a) to (g) of the CBCA shall apply to the Merger with the result that:

i)	the amalgamation of the amalgamating corporations and their continuance as one corporation becomes effective;

ii)	the property of each amalgamating corporation continues to be the property of Mergerco;

iii)	Mergerco continues to be liable for the obligations of each amalgamating corporation;

iv)	the separate legal existence of Purchaser Subco shall cease without Purchaser Subco being liquidated or wound up, and the property, rights and interests of Purchaser Subco shall become the property, rights and interests and obligations of Mergerco;

v)	an existing cause of action, claim or liability to prosecution is unaffected;

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vi)	a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against the amalgamated corporation;

vii)	a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against the amalgamated corporation; and

viii)	the Articles of Arrangement are deemed to be the articles of incorporation of the amalgamated corporation and the Certificate of Arrangement is deemed to be the certificate of incorporation of the amalgamated corporation; and

(h)	for greater certainty:

(i)	immediately following the Merger, Purchaser Subco and the Company shall be one corporation;

(ii)	the properties, rights, interests and obligations of the Company shall continue to be the properties, rights, interests and obligations of Mergerco, and the Merger shall not constitute an assignment by operation of law, a transfer or any other disposition of the property, rights, interests and obligations of the Company to Mergerco;

(iii)	the legal existence of the Company shall not cease and the Company shall survive the Merger as Mergerco, notwithstanding the issue by the Registrar of a certificate of amalgamation and the assignment of a new incorporation number to Mergerco;

(i)	each Company Stock Option outstanding at the Effective Time (whether vested or unvested) will be exchanged for a Replacement Option to acquire such number of Purchaser Shares as is equal to: (A) that number of Company Subordinate Voting Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Shares, at an exercise price per Purchaser Share equal to the greater of (i) the quotient determined by dividing: (X) the exercise price per Company Subordinate Voting Share at which such Company Stock Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent, and (ii) such minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Tax Act. All terms and conditions of a Replacement Option, including the term to expiry, vesting, conditions to and manner of exercising, shall be the same as the Company Stock Option for which it was exchanged, and any certificate or option agreement previously evidencing the Company Stock Option shall thereafter evidence and be deemed to evidence such Replacement Option;

(j)	each Company Warrant outstanding at the Effective Time will be exchanged for a Replacement Warrant evidencing a right to purchase such number of Purchaser Shares as is equal to: (A) that number of Company Subordinate Voting Shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Shares, at an exercise price per Purchaser Share equal to the greater of (i) the quotient determined by dividing: (X) the exercise price per Company Subordinate Voting Share at which such Company Warrant was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent, and (ii) such minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Tax Act. All terms and conditions of a Replacement Warrant, including the term to expiry, conditions to and manner of exercising, shall be the same as set out in the warrant certificate for which it was exchanged, and the warrant certificate previously evidencing the Company Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant. Notwithstanding anything to the contrary contained herein, the assumption of warrants provided for in this Section 3.1(m) will be performed in a manner that complies with Sections 424(a) and 409A U.S. Tax Code (and the regulations promulgated thereunder);

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3.1.2	The Consideration and the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Shares or Company Shares, other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to Purchaser Shares or the Company Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

3.2	U.S. Securities Laws

3.2.1	Notwithstanding any provision herein to the contrary, the Purchaser and the Company agree that the Plan of Arrangement will be carried out with the intention that all Consideration to be issued in connection with the Arrangement shall be exempt from registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption thereunder, and may be subject to restrictions on resale under the applicable securities laws of the United States, including Rule 144 under the U.S. Securities Act with respect to affiliates of the Company and the Purchaser.

3.3	U.S. Tax Treatment

3.3.1	The Company and Purchaser intend that for U.S. federal income tax purposes (and applicable state and local Tax purposes), (i) the Merger, together with the transactions described in Section 3.1.1, will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the U.S. Tax Code and (ii) the Company will be considered to be the survivor of the Merger and Purchaser Subco will be considered to have ceased to exist as a result of the Merger.

ARTICLE 4

RIGHTS OF DISSENT

4.1	Dissent Rights

4.1.1	Registered holders of Company Shares may exercise rights of dissent (the “Dissent Rights”) in connection with the Arrangement pursuant to the Interim Order and in the manner set forth in Sections 190 of the CBCA, as modified by the Interim Order, the Final Order and this Section 4.1 (collectively, the “Dissent Procedures”), provided that the written notice setting forth the objection of such registered Company Shareholder to the Arrangement contemplated by Section 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Toronto time) on the Business Day that is two (2) Business Days before the Company Meeting.

4.1.2	Company Shareholders who duly and validly exercise Dissent Rights with respect to their Company Shares (“Dissenting Shares”) and who:

(a)	are ultimately determined to be entitled to be paid fair value for their Dissenting Shares shall be entitled to be paid the fair value by the Purchaser for the Dissenting Shares and will be deemed to have irrevocably transferred such Dissenting Shares to the Company (free and clear of all Liens) pursuant to Section 3.1.1(a); or

(b)	for any reason, are ultimately not entitled to be paid fair value for their Dissenting Shares, will be deemed to have participated in the Arrangement on the same basis as a non-dissenting Company Shareholder and will receive Purchaser Shares on the same basis as every other non-dissenting Company Shareholder,

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but in no case will the Company or the Purchaser be required to recognize such Persons as holding Company Shares on or after the Effective Date. For greater certainty, in no case shall the Company, the Purchaser or any other Person be required to recognize Dissenting Shareholders as Company Shareholders after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the central securities register of holders of Company Shares as of the Effective Time.

4.1.3	In addition to any other restrictions set forth in the CBCA, none of the following shall be entitled to exercise Dissent Rights:

(a)	Company Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution; and

(b)	holders of Company RSUs, Company Warrants, Company Stock Options, Hermiz Exchangeable Units and Mayde Exchangeable Shares.

ARTICLE 5

DELIVERY OF CONSIDERATION

5.1	Delivery of Consideration

5.1.1	Following receipt of the Final Order and prior to the Effective Date in accordance with the terms of the Arrangement Agreement, the Purchaser shall deposit with the Depositary such number of Purchaser Shares as is necessary in order to effect the exchange or settlement under Section 3.1 of this Plan of Arrangement. In addition, the Purchaser will (i) on the Effective Date, issue to the holders of Company Options and Company Warrants certificates representing the Replacement Options and Replacement Warrants required to be issued pursuant to Section 3.1 and reflect such holders as the registered holders of Replacement Options and/or Replacement Warrants, as applicable, on the registers of options and warrants maintained by the Purchaser, and (ii) deliver (or caused to be delivered) such certificates to the holders of the Company Options and Company Warrants as soon as reasonably practicable thereafter (and in any event not later than five Business Days following the Effective Date).

5.1.2	Subject to surrender to the Depositary of a certificate which immediately prior to the Effective Time represented outstanding Company Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, following the Effective Time the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Purchaser Shares which such holder has the right to receive under Section 3.1 of this Plan of Arrangement, less any amounts withheld pursuant to Section 7.1 and any certificate so surrendered shall forthwith be cancelled.

5.1.3	Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Company Shares shall be deemed after the Effective Time to represent only the right to receive, upon such surrender, the Purchaser Shares to which the holder thereof is entitled in lieu of such certificate as contemplated by Section 3.1 and this Section 5.1, less any amounts withheld pursuant to Section 7.1. Any such certificate formerly representing Company Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall:

(a)	cease to represent a claim by, or interest of, any former holder of Company Shares of any kind or nature against or in the Company or the Purchaser (or any successor to any of the foregoing); and

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(b)	be deemed to have been surrendered to the Purchaser and shall be cancelled.

5.1.4	No Company Shareholder or holder of Company RSUs, Company Warrants, Company Stock Options, or Mayde Exchangeable Shares shall be entitled to receive any consideration with respect to such Company Shares, Company RSUs, Company Warrants, Company Stock Options, or Mayde Exchangeable Shares other than the consideration to which such holder is entitled in accordance with Section 3.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

5.2	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or paid after the Effective Time with respect to Purchaser Shares shall be delivered to the holder of any certificate formerly representing Company Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1. Subject to applicable Law, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Purchaser Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Purchaser Shares.

5.3	No Fractional Shares

No fractional Purchaser Shares shall be issued to any Person pursuant to this Plan of Arrangement. The number of Purchaser Shares, to be issued to any Person pursuant to this Plan of Arrangement shall, without additional compensation, be rounded down to the nearest whole Purchaser Share.

5.4	Lost Certificates

5.4.1	In the event any certificate, which immediately before the Effective Time represented one or more outstanding Company Shares that was exchanged pursuant to this Plan of Arrangement, is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration to which such Person is entitled in respect of the Company Shares represented by such lost, stolen, or destroyed certificate pursuant to this Plan of Arrangement deliverable in accordance with such Person’s Letter of Transmittal.

5.4.2	When authorizing such delivery of Purchaser Shares that such holder is entitled to receive in exchange for any lost, stolen or destroyed certificate, the Person to whom such Purchaser Shares are to be delivered shall, as a condition precedent to the delivery of such Purchaser Shares, give a bond satisfactory to the Purchaser and the Depositary in such sum as the Purchaser and the Depositary may direct and indemnify the Purchaser and the Depositary in a manner satisfactory to the Purchaser and the Depositary, against any claim that may be made against the Purchaser or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.5	Calculations

All calculations and determinations made by the Purchaser, the Company or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

ARTICLE 6

AMENDMENT

6.1	Amendments to Plan of Arrangement

6.1.1	The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Purchaser and the Company in writing (subject to the Arrangement Agreement), each acting reasonably, (iii) be filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to Company Shareholders if and as required by the Court.

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6.1.2	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Company Meeting (provided that the Purchaser or the Company (subject to the Arrangement Agreement), as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

6.1.3	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

6.1.4	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Company Shareholder.

6.1.5	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7

WITHHOLDING TAX

7.1	Withholding Tax

7.1.1	The Purchaser, the Company and the Depositary, as the case may be, shall be entitled to deduct or withhold from any amounts contemplated to be payable to any Person under this Plan of Arrangement (an “Affected Person”) such amounts as are required, entitled or permitted to be deducted or withheld with respect to such payment (a “Withholding Obligation”) under the Tax Act, the U.S. Tax Code or any other provision of federal, provincial, territorial, state, local or foreign tax Law, in each case, as amended, and shall remit or cause to be remitted the amount so deducted or withheld to the appropriate Governmental Entity. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes as having been paid to the recipient of the payment in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted in accordance with applicable Law to the appropriate taxing authority.

7.1.2	Each of the Company, the Purchaser and the Depositary shall also have the right to:

(a)	deduct, withhold and sell, or direct the Purchaser, the Company or the Depositary to deduct, withhold and sell through a broker (the “Broker”), and on behalf of any Affected Person; or

(b)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to the Purchaser, the Company or the Depositary as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction),

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such number of Purchaser Shares delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of Purchaser Shares shall be effected on a public market and as soon as practicable following the Effective Date. None of the Purchaser, the Company, the Depositary or the Broker will be liable for any loss arising out of any sale of such Purchaser Shares, including any loss relating to the manner or timing of such sales, the prices at which the Purchaser Shares are sold or otherwise.

ARTICLE 8

PARAMOUNTCY

8.1	Paramountcy

8.1.1	From and after the Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the Company RSUs, Company Warrants, Company Stock Options, or Mayde Exchangeable Shares and Company Shares issued and outstanding prior to the Effective Time;

(b)	the rights and obligations of Company Shareholders and holders of the Company RSUs, Company Warrants, Company Stock Options or Mayde Exchangeable Shares, the Depositary and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c)	all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to the Company Shares, Company RSUs, Company Warrants, Company Stock Options or Mayde Exchangeable Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 9

FURTHER ASSURANCES

9.1	Further Assurances

9.1.1	Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein without any further authorization, act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

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SCHEDULE B

ARRANGEMENT RESOLUTION

The text of the Arrangement Resolution which the Company Shareholders will be asked to pass at the Company Meeting is as follows:

1.	The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Gage Growth Corp. (“Gage”) and certain of its security holders, pursuant to the arrangement agreement between Gage and TerrAscend Corp., a corporation existing pursuant to the Business Corporations Act (Ontario), dated August 31, 2021, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular of Gage dated [•], (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.	The plan of arrangement of Gage and certain of its security holders, and implementing the Arrangement, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Appendix [•] to the Circular, is hereby authorized, approved and adopted.

3.	The: (i) Arrangement Agreement and all the transactions contemplated therein; (ii) actions of the directors of Gage in approving the Arrangement and the Arrangement Agreement; and (iii) actions of the directors and officers of Gage in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by Gage of its obligations thereunder, are hereby ratified, authorized and approved.

4.	Gage is hereby authorized and directed to apply for a final order from the Ontario Superior Court of Justice (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of common shares of Gage (the “Gage Shareholders”) or that the Arrangement has been approved by the Court, the directors of Gage are hereby authorized and empowered, without further notice to or approval of Gage Shareholders: (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

6.	Any officer or director of Gage is hereby authorized and directed, for and on behalf of Gage, to execute, whether under corporate seal of Gage or otherwise, and to deliver or cause to be delivered, for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of articles of arrangement or other such documents.

7.	Any officer or director of Gage is hereby authorized and directed, for and on behalf of Gage, to execute or cause to be executed, whether under corporate seal of Gage or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such other document or instrument or the doing of any such other act or thing.

B-1

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(1)	Fairness Opinion and Directors’ Approvals. As of the date hereof:

(a)	The Financial Advisors have delivered an oral opinion to the Company Special Committee and the Company Board that to the effect that, as of the date hereof, and subject to the assumptions, qualifications and limitations set out therein, the Consideration to be received under the Arrangement is fair, from a financial point of view, to the Company Shareholders;

(b)	the Company has been authorized by the Financial Advisors to permit inclusion of the Company Fairness Opinions and references thereto and summaries thereof in the Company Circular; and

(c)	the Company Board has unanimously (with directors abstaining or recusing themselves as required by Law or the Company’s Constating Documents) (i) determined that the Arrangement is in the best interests of the Company and is fair, from a financial point of view, to the Company Shareholders, (ii) resolved to recommend to the Company Shareholders that they vote in favour of the Arrangement Resolution and (iii) approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement.

(2)	Organization and Qualification. The Company is a company duly continued and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. With the exception of the Federal Cannabis Laws, each Subsidiary has all necessary corporate power and capacity to own its respective property and assets as now owned and to carry on its respective business as it is now being conducted. With the exception of Federal Cannabis Laws, the Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary.

(3)	Authority Relative to this Agreement. The Company has all necessary corporate power and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Company as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement have been duly authorized by the Company Board and, except for obtaining the Required Approval, the Interim Order and the Final Order in the manner contemplated herein and filing the Articles of Arrangement with the Director, no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement, other than, with respect to the Company Circular and other matters relating thereto, the approval of the Company Board. This Agreement has been duly executed by a duly authorized officer of the Company and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(4)	No Violation. Neither the authorization, execution and delivery of this Agreement by the Company nor the completion of the transactions contemplated by this Agreement or the Arrangement, nor the performance of its obligations hereunder or thereunder, nor compliance by the Company with any of the provisions hereof or thereof will result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(a)	its Constating Documents;

(b)	except as set forth in Section (4)(b) of the Company Disclosure Letter, an Authorization or Material Contract to which:

(i)	the Company or any of its Subsidiaries is a party; or

(ii)	the Company’s or any of its Subsidiaries’ properties or assets are bound; or

(c)	any Laws, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets;

except in the case of (c) above for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(5)	Governmental Approvals. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Arrangement requires no consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Entity other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) compliance with any applicable Securities Laws and CSE policies, rules and regulations; (iv) receipt of the Key Authorizations; and (v) any actions, filings or notifications the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(6)	Capitalization.

(a)	The authorized share structure of the Company consists of an unlimited number of Company Subordinate Voting Shares, an unlimited number of Company Proportionate Voting Shares and an unlimited number of Company Super Voting Shares. As of the close of business on day before date of this Agreement, there were issued and outstanding 138,413,363 Company Subordinate Voting Shares, nil Company Proportionate Voting Shares and 1,500,000 Company Super Voting Shares.

(b)	As of the close of business on day before date of this Agreement, the Company has i) an aggregate amount of 160,000 Company Subordinate Voting Shares are issuable upon the settlement of Company RSUs, the terms of which are set forth in Section (6)(b) of the Company Disclosure Letter, ii) aggregate principal amount of Company Canadian Debentures of C$2,300,000 as described in Section (6)(b) of the Company Disclosure Letter, iii) aggregate principal amount of Company US Debentures of $750,000 as described in Section (6)(b) of the Company Disclosure Letter, iv) 15,734,962 Company Subordinate Voting Shares that are issuable upon the exercise of Company Stock Options, v) 29,179,222 Company Subordinate Voting Shares that will be issuable upon the exercise of the Company Warrants, and vi) 75,000,000 Company Subordinate Voting Shares or 1,500,000 Company Proportionate Voting Shares, or a combination thereof, that will be issuable upon the exercise of the Company Exchangeable Units. The Company has included in the Company Data Room true and complete copies of the Company Stock Option Plan, the Company RSU Plan, each of the Company Debentures, the Company Warrants and the agreements governing the Company Exchangeable Units and true and complete registers of the holders of such securities.

(c)	Except for the Company RSUs, the Company Warrants, the Company Stock Options and the Company Exchangeable Units and the Company Exchangeable Shares or as disclosed in Section (6)(c) of the Company Disclosure Letter, there are no options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Company of any securities of Company (including Company Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Company (including Company Shares) or its Subsidiaries.

(d)	All outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Company Shares issuable upon the settlement or exercise, as applicable, of the Company RSUs, the Company Warrants, the Company Stock Options and the Company Exchangeable Units in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of the Company (including the Company Shares, Company RSUs, Company Warrants, Company Stock Options and the Company Debentures) have been issued in compliance with all applicable Laws and Securities Laws.

(e)	Except for the Company Super Voting Shares, there are no securities of the Company or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding Company Shares on any matter. Except as set forth in Section (6)(e) of the Company Disclosure Letter, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any of its Subsidiaries having the right to vote with the holders of the outstanding Company Shares on any matters.

(f)	The Company has disclosed to the Purchaser a true and complete list of the Licensed Operators, each Licensed Operator’s jurisdiction of incorporation or formation, each jurisdiction in which such Licensed Operator is qualified to do business and the record ownership (by name and number and percentage of equity interests) as of the date hereof of all equity interests issued by such Licensed Operator in the Disclosure Letter The Company or a Subsidiary of the Company has, upon the occurrence of specified events detailed within such agreement, the right to purchase 100% of the equity of each Licensed Operator pursuant to duly executed and enforceable Succession Agreement, subject to certain limits disclosed to the Purchaser. The Company has included in the Company Data Room true and complete copies of all Succession Agreements related to the Licensed Operators.

(7)	Ownership of Subsidiaries. Section (7) of the Company Disclosure Letter includes complete and accurate lists of all Subsidiaries owned, directly or indirectly, by the Company. All of the issued and outstanding shares and other ownership interests in the Subsidiaries of the Company are duly authorized, validly issued, fully paid and, where the concept exists, non-assessable. All of the shares and other ownership interests of the Subsidiaries held directly or indirectly by the Company are legally and beneficially owned free and clear of all Liens (other than Permitted Liens), and there are no outstanding options, profit interests, warrants, rights, entitlements, understandings or commitments (pre-emptive, contingent or otherwise) or outstanding or other obligations of the Company or any of its Subsidiaries regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares or other ownership interests of any of the Subsidiaries of the Company, except as disclosed in Section (7) of the Company Disclosure Letter. Except as disclosed in Section (7) of the Company Disclosure Letter, there are no Contracts, commitments, understandings or restrictions which require any Subsidiaries of the Company to issue, sell or deliver any shares or other ownership interests, profit interests or any securities or obligations convertible into or exchangeable for, any shares or other ownership interests. Except as disclosed in Section (7) of the Company Disclosure Letter, the Company, directly or indirectly through any of its Subsidiaries or otherwise, does not own any equity interest of any kind in any other Person.

(8)	Reporting Status and Securities Laws Matters. The Company is a “reporting issuer” or the equivalent and not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws of the provinces of British Columbia and Ontario. The Company is in compliance, in all material respects, with all applicable Securities Laws and there are no current, pending or, to the knowledge of the Company, threatened proceedings before any Securities Authority or other Governmental Entity relating to any alleged non-compliance with any Securities Laws. The Company Subordinate Voting Shares are listed on, and the Company is in compliance, in all material respects, with the rules and policies of, the CSE, and no delisting, suspension of trading in or cease trading order with respect to any securities of the Company is in effect and, to the knowledge of the Company, no inquiry or investigation (formal or informal) of any Securities Authority or the CSE is in effect or ongoing or expected to be implemented or undertaken.

(9)	Company Filings. The Company has timely filed or furnished all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities and/or the CSE. Each of the Company Filings complied as filed in all material respects with applicable Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. The Company has not filed any confidential material change report which at the date of this Agreement remains confidential.

(10)	Financial Statements. The consolidated annual audited financial statements of the Company as at and for the fiscal years ended December 31, 2020 and December 31, 2019 (including the notes thereto), and the consolidated interim unaudited financial statements of the Company as at and for the three-month periods ended June 30, 2021 and June 30, 2020 and any related MD&A, and the financial statements and MD&A included as schedules A and B inclusive of the Company’s listing statement dated March 26, 2021 (collectively, the “Company Financial Statements”) were prepared in accordance with IFRS consistently applied (except (a) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Company’s independent auditors, or (b) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements) and present fairly, in all material respects, the consolidated financial position, financial performance and cash flows of the Company for the dates and periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments). There has been no material change in the Company’s accounting policies, except as described in the Company Financial Statements, since June 30, 2021.

(11)	Internal Controls over Financial Reporting. The Company maintains a system of internal accounting controls that provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, as of the date of this Agreement:

(a)	there are no material weaknesses in, the internal controls over financial reporting of the Company that could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information;

(b)	there is and has been no fraud, whether or not material, involving management or any other Company Employees who have a significant role in the internal control over financial reporting of the Company. Since January 1, 2019, the Company has received no complaints from any source regarding accounting, internal accounting controls or auditing matters; and

(c)	no independent auditor or accountant of a Subsidiary, or director, officer, member, employee, consultant or independent contractor of such Subsidiary, has identified or been made aware of fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of such Subsidiary.

(12)	Books and Records; Disclosure. The financial books, records and accounts of the Company and its Subsidiaries: (i) have been in all material respects maintained in accordance with applicable Laws and IFRS on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of the Company and its Subsidiaries; and (iii) accurately and fairly reflect the basis for the Company Financial Statements. The financial books, records and accounts of the Licensed Operators have been in all material respects maintained in accordance with applicable Laws and IFRS or U.S. generally accepted accounting principles, as the case may be, on a basis consistent with prior years.

(13)	Independent Auditors. The Company’s current auditors are independent with respect to the Company within the meaning of the rules of professional conduct applicable to auditors in Canada and there has never been a “reportable event” (within the meaning of National Instrument 51-102) with the current or, to the best knowledge of the Company, any predecessor auditors of the Company, for the years ended December 31, 2020, December 31, 2019 and December 31, 2018.

(14)	Minute Books. The corporate minute books of the Company and its Subsidiaries contain minutes of all meetings and resolutions of the Company Board and committees of the Company Board, other than those portions of minutes of meetings reflecting discussions of the Arrangement, and shareholders or members, as applicable, held according to applicable Laws and are complete and accurate in all material respects.

(15)	No Undisclosed Liabilities. The Company and its Subsidiaries have no material outstanding indebtedness, liabilities or obligations, whether accrued, absolute, contingent or otherwise, and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than (i) those specifically identified in the Company Financial Statements, (ii) incurred in the Ordinary Course since the date of the most recent Company Financial Statements, or (iii) incurred in connection with this Agreement.

(16)	No Material Change. Except as disclosed in Section (16) of the Company Disclosure Letter, since June 30, 2021:

(a)	the Company and each of its Subsidiaries has conducted the Company Business only in the Ordinary Course, excluding matters relating to the proposed Arrangement;

(b)	there has not occurred any event, occurrence or development or a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect on the Company;

(c)	there has not been any acquisition or sale by the Company or its Subsidiaries of any material property or assets;

(d)	there has not been any incurrence, assumption or guarantee by the Company or its Subsidiaries of any material debt for borrowed money, any creation or assumption by the Company or its Subsidiaries of any Lien or any making by the Company or its Subsidiaries of any material loan, advance or capital contribution to or investment in any other Person, except as disclosed in the Company Financial Statements;

(e)	there has been no dividend or distribution of any kind declared, paid or made by the Company on any Company Shares;

(f)	the Company has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Company Shares;

(g)	there has not been any increase in or modification of the compensation payable to or to become payable by the Company or its Subsidiaries to any of their respective directors, officers, employees, independent contractors or consultants or any grant to any such director, officer, employee, independent contractor or consultant of any increase in severance, change in control or termination pay or any increase or modification of any Employee Plans of the Company (including the granting of Company Stock Options) made to, for or with any of such directors, officers, employees, independent contractors or consultants; and

(h)	the Company has not removed any auditor or director or terminated any senior officer.

(17)	Litigation. Except as disclosed in Section (17) of the Company Disclosure Letter, there is no claim, action, suit, grievance, complaint, proceeding, arbitration, charge, audit, indictment or investigation that is pending or has been commenced or, to the knowledge of the Company, is threatened affecting the Company or its Subsidiaries or affecting any of their property or assets (whether owned or leased) at law or in equity, which, individually or in the aggregate, if determined adversely to the Company or its Subsidiaries, has or could reasonably be expected to result in liability to the Company or its Subsidiaries in excess of $250,000. Neither the Company, its Subsidiaries nor any their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree material to the Company and its Subsidiaries on a consolidated basis.

(18)	Taxes.

(a)	The Company and each of its Subsidiaries has duly and timely filed all material income and other Tax Returns required to be filed prior to the date hereof with the appropriate Governmental Entities. The Company and each of its Subsidiaries has reported all income and all other amounts and information required by applicable Law to be reported on such Tax Returns, and all such Tax Returns are true and correct in all material respects.

(b)	The Company and each of its Subsidiaries has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year that are due and payable by it whether or not assessed by the appropriate Governmental Entity. No deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against the Company or its Subsidiaries by any Tax authority.

(c)	The Company and its Subsidiaries have provided adequate accruals in accordance with applicable accounting standards in its books and records and in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

(d)	The Company and each of its Subsidiaries has duly and timely collected all Taxes required to be collected and has duly and timely paid and remitted the same to the appropriate Governmental Entity.

(e)	There are no proceedings, investigations, audits or claims now pending against the Company or its Subsidiaries in respect of any Taxes and no Governmental Entity has asserted in writing, or to the knowledge of the Company, has threatened to assert against the Company or any of its Subsidiaries any deficiency or claim for Taxes or interest thereon or penalties in connection therewith. There are no matters under discussion, audit or appeal with any taxing authority relating to Taxes.

(f)	No written claim to the Company or any of its Subsidiaries has been made by any Governmental Entity in a jurisdiction where the Company and any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by or in that jurisdiction.

(g)	Neither the Company nor any of its Subsidiaries has been a party to any transaction or other arrangement to which subsection 247(2) or (3) of the Tax Act may reasonably be expected to apply.

(h)	There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment, reassessment or collection of Taxes or the filing of any Tax Return, election, designation or similar filing relating to Taxes by, or any payment or remittance of Taxes or amounts on accounts of Taxes by, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is the beneficiary of time within which to file any Tax Return that is currently in effect, other than routine extensions obtained in the Ordinary Course.

(i)	There are no Liens for Taxes upon any property or assets of the Company and its Subsidiaries (whether owned or leased), except Liens for current Taxes not yet due.

(j)	Neither the Company nor any of its Subsidiaries is a party to any agreement, understanding, or arrangement relating to allocating or sharing of Taxes and neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than the Company and its Subsidiaries) (i) under section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or non-U.S. law), (ii) as a transferee or successor, or (iii) by contract or indemnity or otherwise.

(k)	The Company and each of its Subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any Company Employees and any non-resident Person, the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Entity.

(l)	The Company is a “taxable Canadian corporation” for the purposes of the Tax Act. The Company is not treated as a U.S. corporation for U.S. federal income tax purposes and is not treated as a “surrogate foreign corporation” pursuant to Section 7874 of the U.S. Tax Code.

(m)	The Company is not and has never been a “controlled foreign corporation” within the meaning of Section 957 of the U.S. Tax Code.

(n)	There are no circumstances existing which could result in the application of section 17 or sections 78 to 80.04 of the Tax Act, or any equivalent provincial Law, to the Company or any of its Subsidiaries. None of the Company or its Subsidiaries has claimed, nor will any of them claim any reserve for tax purposes if any amount could be included in the income of the Company or its Subsidiaries for any period ending after the Effective Time.

(o)	Neither the Company nor any of its Subsidiaries has requested, received or entered into any advance Tax rulings, advance pricing agreements or similar rulings or agreements or rulings with any Governmental Entity.

(p)	Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of section 6707A(c) of the U.S. Tax Code or section 1.6011-4(b) of the U.S. Treasury Regulations.

(q)	Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting (or improper use of an accounting method) for a taxable period ending on or prior to the Effective Date; (ii) “closing agreement” as described in section 7121 of the U.S. Tax Code (or any corresponding provision of state, local or non-U.S. Tax law) entered into on or prior to the Effective Date, (iii) instalment sale or open transaction disposition made on or prior to the Effective Date or (iv) prepaid amount received on or prior to the Effective Date.

(r)	Neither the Company nor any of its Subsidiaries has taken any Tax deduction that is not permitted under Section 280E of the U.S. Tax Code.

(s)	Neither the Company nor any of its Subsidiaries has (i) elected to defer the payment of any “applicable employment taxes” (as defined in section 2302(d)(1) of the United States Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) pursuant to the CARES Act or (ii) claimed any “employee retention credit” pursuant to section 2301 of the CARES Act.

(t)	Neither the Company nor any of its Subsidiaries has taken any action or knowingly failed to take any action that would prevent the Acquisition from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the U.S. Tax Code.

(u)	The Company has not taken or agreed to take any action (other than actions contemplated by this Agreement) that would cause it to be treated as not possessing “substantially all” of its assets immediately after the Acquisition within the meaning of Section 368(a)(2)(E) of the U.S. Tax Code.

(v)	Neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the U.S. Tax Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the U.S. Tax Code.

(19)	Data Privacy and Security.

(a)	The Company and each of its Subsidiaries complies, and during the past twelve (12) months has complied in all material respects with all Privacy and Information Security Requirements. Neither the Company nor any of its Subsidiaries have been notified in writing of, or is the subject of, any complaint, regulatory investigation or proceeding related to Processing of Personal Data by any Governmental Entity or payment card association, regarding any violations of any Privacy and Information Security Requirement by or with respect to the Company or any of its Subsidiaries.

(b)	The Company and each of its Subsidiaries employs commercially reasonable organizational, administrative, physical and technical safeguards that comply with all Privacy and Information Security Requirements to protect Personal Data within its custody or control and requires the same of all vendors under contract with the Company that Process Personal Data on its behalf. The Company and each of its Subsidiaries have provided all requisite notices and obtained all required consents or otherwise identified legal basis for Personal Data, and satisfied all other requirements (including but not limited to notification to Governmental Entities), necessary for the Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the Company Business as currently conducted and in connection with the consummation of the transactions contemplated hereunder, except in each case, as would not be reasonably expected to have a Material Adverse Effect with respect to the Company.

(c)	Neither the Company nor any of its Subsidiaries, to the Company’s knowledge, has suffered a security breach with respect to any of the Personal Data and, to the Company’s knowledge, there has been no unauthorized or illegal use of or access to any Personal Data. Neither the Company nor any of its Subsidiaries has notified, or been required to notify, any Person of any information security breach involving Personal Data. To the Company’s knowledge, the Company Systems have had no material errors or defects that have not been fully remedied and contain no code designed to disrupt, disable, harm, distort, or otherwise impede in any manner the legitimate operation of such Company Systems (including what are sometimes referred to as “viruses,” “worms,” “time bombs,” or “back doors”) that have not been removed or fully remedied. To the Company’s knowledge, neither it nor any of its Subsidiaries, have experienced within the past twelve (12) months any material disruption to, or material interruption in, the conduct of its business that effected the business for more than one calendar week, and attributable to a defect, bug, breakdown, ransomware event, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any computer Software or the Company Systems.

(20)	Title to Assets.

(a)	The Company and/or its Subsidiaries (as applicable) have good and marketable title to the owned real property set out in Section 20(a) of the Company Disclosure Letter (the “Company Owned Property”), together with all buildings, improvements and fixtures thereon, all easements and other appurtenances and rights serving or benefiting the Company Owned Property, together with any rights, privileges or interests of the Company and/or its Subsidiaries in any adjacent streets, rights-of-way or drainage areas serving the Company Owned Property, except for Permitted Liens.

(b)	The Company and/or its Subsidiaries (as applicable), pursuant to certain real property leases (“Leases”) and subject to the Permitted Liens, have a good, valid and enforceable leasehold interest in the leased real property set out in Section (20)(b) of the Company Disclosure Letter (the “Company Leased Property” and together with the Company Owned Property, the “Company Properties”), which Company Disclosure Letter describes the parties to each Lease, the date of each Lease and any amendments thereto, and the applicable Permitted Liens affecting each Lease. There are no agreements or amendments, oral or written, to which the Company and/or its Subsidiaries are bound pertaining to any Lease, other than as set forth in the Leases and related Lease documents provided for Purchaser’s review. Other than Permitted Liens, there are no other possessory or occupancy rights of the Company or its Subsidiaries other than the Leases, and no third parties have any possessory or occupancy rights with respect to the Company Properties.

(c)	The Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, as applicable, all material personal property owned or leased by it, free and clear of any encumbrances, except for Permitted Liens.

(21)	Real Property.

(a)	Section 20 of the Company Disclosure Letter lists all Company Owned Property and sets forth the legal descriptions thereof. Except as disclosed in Section (21)(a) of the Company Disclosure Letter, there are no existing oral or written contracts, agreements, options, rights of first refusal, rights of first offer, Leases, licenses, or otherwise, to sell, transfer, lease, possess, occupy, use, or otherwise dispose of any Company Owned Property, or to purchase or acquire any Company Owned Property and, except as disclosed in Section (21)(a) of the Company Disclosure Letter, the Company does not have knowledge of any circumstances which would result in any sale or disposal, whether by sale, lease or otherwise, of any of the Company Owned Property including power of sale, foreclosure, expropriation or judicial proceedings. The Company Properties constitute all of the interests in real property that are necessary for the conduct of each of the Company Business and/or the business of any of its Subsidiaries as currently conducted.

(b)	To the knowledge of the Company:

(i)	neither the Company and its Subsidiaries (as owner of any Company Owned Property or tenant under any Lease with respect to any Company Leased Property) nor the landlords under any Lease (with respect to any Company Leased Property) are in material breach of any applicable Laws, including any building, zoning or other statutes or any official plan, or any covenants, restrictions, rights or easements affecting such Company Properties, except to the extent that any such breach would not be reasonably expected to have a Material Adverse Effect with respect to the Company;

(ii)	neither the Company and/or its Subsidiaries (as owned of any Company Owned Property or tenant under any Lease with respect to any Company Leased Property) nor any landlord under the Leases (with respect to any Company Leased Property) has received any written notice of (a) violation of any applicable Law from any Governmental Entity relating to any of the Company Properties or (b) any action to alter the zoning or zoning classification of any of the Company Properties, which has not been cured or resolved beyond any applicable appeal or protest period;

(iii)	other than the terms and conditions of the Regulatory Licenses and any building permits for active construction at any of the Company Properties, the Company Properties are zoned to permit the uses for which they are presently used without variances or conditional use permits. No applicable Law prohibits, the use or operation of any of the Company Properties as currently used or operated, except to the extent that the same would not be reasonably expected to have a Material Adverse Effect with respect to the Company;

(iv)	except as set forth in Section (20)(b)(iv) of the Company Disclosure Letter all buildings, structures, additions and/or improvements situated on any of the Company Properties are located wholly within the boundaries of such Company Property, are free of any structural or otherwise material defect and comply with all Laws, covenants, restrictions, rights, easements, Liens and charges affecting the same and their use, in each case except as would not be reasonably expected to have a Material Adverse Effect with respect to the Company; and

(v)	there are no material outstanding non-compliance orders, deficiency notices or other such notices relative to any of the Company Properties.

(c)	The Company Properties are adequately serviced by utilities (or well water with adequate septic systems, if any) having adequate capacities for the normal operations of the Company’s and/or its Subsidiaries’ facilities that are currently growing marijuana in accordance with the Regulatory Licenses and Company Business. The Company Properties have enforceable rights of access to and from public streets or highways satisfactory, sufficient and adequate for the normal operations of the Company Business and, to the knowledge of the Company, there is no fact or circumstance which exists which could result in the termination or restriction of such access.

(d)	No amounts are owing by the Company or its Subsidiaries in respect of any of the Company Properties to public utility, other than current accounts which are not in arrears. All amounts that are due for labour or materials supplied to or on behalf of the Company and its Subsidiaries relating to the construction, alteration or repair of or on any of the Company Properties have been paid in full or are not yet delinquent, and, to the knowledge of the Company, no one has filed any construction, builders’, mechanics’ or similar Liens relating to the supply of work or materials to or on any of the Company Properties with respect to amounts that are in arrears.

(e)	No material part of any of the Company Properties has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given to the Company or its Subsidiaries or, to the knowledge of the Company, commenced nor, to the knowledge of the Company and its Subsidiaries, does any Person have any intent or proposal to give such notice or commence any such proceedings.

(f)	To the knowledge of the Company:

(i)	the Leases are currently in good standing;

(ii)	the Company and its Subsidiaries as tenant and the landlord have, as of the date hereof, complied in all material respects with their respective obligations under the Leases; and

(iii)	there exists no claim of any kind for the breach of any Lease or right of set-off against the Company and its Subsidiaries as tenant by the landlord or against the landlord by the Company any of its Subsidiaries as tenant as of the date hereof.

(g)	The Company and its Subsidiaries as tenant are in actual possession of all of the Company Leased Property. The Company and its Subsidiaries are not in arrears of rent required to be paid pursuant to the applicable Lease with respect to the Company Leased Property.

(h)	The Company and its Subsidiaries as tenant have no right to extend, right of termination, option to purchase, or right of first refusal with respect to the Company Leased Property, except as set forth in the Leases.

(i)	Other than Permitted Liens or as identified in Section (21)(i) of the Company Disclosure Letter, there exists no mortgage, Lien, restriction, easement, encroachment, right-of-way, building use restriction, variance, reservation, pledge, security interests, conditional sales agreement, right of first refusal, right of first offer, option, charge of any nature, or encumbrance, or other agreement affecting the Company Properties, or any agreement to cause, permit or suffer any of the foregoing in the future affecting the Company Properties.

(22)	Material Contracts. With respect to the Material Contracts of the Company:

(a)	Section (22)(a) of the Company Disclosure Letter includes a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party and that are currently in force. The Company has made available to the Purchaser for inspection true and complete copies of all such Material Contracts in the Company Data Room.

(b)	Except as would not be reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Company, all of the Material Contracts are in full force and effect, and the Company or one of its Subsidiaries is entitled to all rights and benefits thereunder in accordance with the terms thereof. The Company or its applicable Subsidiaries has not waived any rights under a Material Contract and no material default or breach exists in respect thereof on the part of the Company or its applicable Subsidiaries, or to the knowledge of the Company, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such Material Contracts.

(c)	All of the Material Contracts are valid and binding obligations of the Company or one of its Subsidiaries, as the case may be, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d)	As at the date hereof, neither the Company nor any of its Subsidiaries has received written notice that any party to a Material Contract, intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of the Company, no such action has been threatened.

(e)	All of the Material Contracts entered into with the Licensed Operators comply with the Michigan Regulatory Laws in all material respects in force as of the date of this Agreement.

(f)	As of the date of this Agreement, the Company and its Subsidiaries are in material compliance with all applicable Michigan Regulatory Laws in force as of the date hereof, and as a result of its Material Contracts with the Licensed Operators, neither the Company nor any of its Subsidiaries is considered an “applicant,” as defined by the MRA, with regard to any of the Licensed Operators.

(g)	The Company has made available to the Purchaser for inspection true and complete copies of all correspondence, documents and information related to paragraphs (e) and (f) in the Company Data Room.

(23)	Authorizations.

(a)	Section (23)(a) of the Company Disclosure Letter sets forth all material Authorizations necessary for the conduct of the Company Business.

(b)	The Company and its Subsidiaries have obtained and are in material compliance with all Regulatory Licenses, and have obtained and are in compliance in all material respects with all Authorizations required by applicable Laws that are required to conduct the Company Business as now being conducted.

(c)	All Regulatory Licenses or material Authorizations of the Company and its Subsidiaries are in full force and effect, and, to the knowledge of the Company, no suspension or cancellation thereof has been threatened.

(d)	No Regulatory License or material Authorizations of the Company or any of its Subsidiaries will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or any of the other agreements contemplated hereunder or executed herewith.

(e)	To the knowledge of the Company, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or failure to be in compliance with such Authorizations as are necessary to conduct the Company Business as it is currently being conducted.

(f)	For greater certainty, but not in any way limiting what other items may be “material”, the loss of any Regulatory License required to conduct the Company Business as of the date of this Agreement will be considered material for the purposes of the representations in this Section 23.

(g)	The Company has made all applications and submissions necessary to obtain prequalification status from the MRA for the directors, officers, and shareholders of the Company listed on Section (23)(g) of the Company Disclosure Letter.

(24)	Environmental Matters. Except as disclosed in Schedule (24) of the Company Disclosure Letter:

(a)	The Company and each of its Subsidiaries are, and for the prior three (3) years have been, in compliance, in all material respects, with all applicable Environmental Laws, including application for, possession of, maintaining and complying with all Authorizations required pursuant to applicable Environmental Laws. To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to provide grounds for termination, revocation, failure to renew or adverse modification of any such Authorizations.

(b)	Neither the Company nor any its Subsidiaries have received any order, request or written notice from any Person either alleging a material violation of any Environmental Law or requiring that the Company or any of its Subsidiaries carry out any work, incur any costs or assume any liabilities, related to a violation of Environmental Laws or to enter into any agreements with any Governmental Entity with respect to or pursuant to Environmental Laws. To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to provide grounds for any such order, request or written notice.

(c)	To the knowledge of the Company, there are no Hazardous Substances in violation of any Environmental Law or in amounts, concentrations or conditions that could reasonably be expected to result in liability under or related to any Environmental Law on, at, in, under or from any of the Company Property (including the workplace environment) or to the knowledge of the Company, any other real property formerly owned, leased or operated by the Company or any of its Subsidiaries.

(d)	There are no pending claims or, to the knowledge of the Company, threatened claims, against the Company or any of its Subsidiaries arising out of any Environmental Laws.

(e)	No Company Property or any other real property formerly owned, operated, or leased by the Company or any of its Subsidiaries is listed on, or to the knowledge of the Company, has been proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, or any similar state list of properties the require investigation, remediation or monitoring due to the presence or suspected presence of Hazardous Substances.

(f)	The Company has made available to the Purchaser copies of the material assessments, material reports, and all other material environmental documents in the Company’s possession relating to compliance with or liabilities under applicable Environmental Laws and the environmental condition on, at, in, under or from any of the Company Owned Property (including the workplace environment) currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

(25)	Compliance with Laws.

(a)	With the exception of the Federal Cannabis Laws, the Company and each of its Subsidiaries have complied with and are not in violation of any applicable Laws, except as would not reasonably be expected to result in a Material Adverse Effect to the Company.

(b)	Neither the Company nor any of its Subsidiaries has received any written notices or other written correspondence from any Governmental Entity (1) regarding any material violation (or any investigation, inspection, audit, or other proceeding by any Governmental Entity involving allegations of any violation) of any Law (other than Environmental Laws) or (2) of any circumstances that may have existed or currently exist which could lead to a loss, suspension, or modification of, or a refusal to issue, any material Regulatory License or other material Authorization. To the knowledge of the Company, no investigation, inspection, audit or other proceeding by any Governmental Entity involving allegations of any material violation of any Law (other than Environmental Laws) by the Company or any of its Subsidiaries is threatened or contemplated.

(c)	Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or Company Employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any similar Laws of other jurisdictions, (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(d)	With the exception of the Federal Cannabis Laws, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(26)	OFAC. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, Company Employee, affiliate or other Person acting on behalf of the Company or any of its Subsidiaries, is currently the subject or target of any United States sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company has not lent, contributed or otherwise made available, directly or indirectly, any funds to any Subsidiary or other Person or entity, for the purpose of financing the activities of any Person which, to the knowledge of the Company, is currently subject to any United States sanctions administered by OFAC.

(27)	Employment & Labour Matters. Except as disclosed in Section (27) of the Company Disclosure Letter:

(a)	Neither the Company nor any of its Subsidiaries are:

(i)	party to any Contract providing for termination notice, payment in lieu of termination notice, change of control payments, or severance payments to, or any employment or consulting agreement with, any current or former director, officer, consultant, independent contractor or Company Employee of the Company or its Subsidiaries other than such arising from any applicable Law. True and complete copies of any employment agreements, contracts of engagement or services agreements for the executive officers of the Company, the Key Company Employees and all Company Employees, consultants or independent contractors that provide material services to the Company or any of its Subsidiaries have been posted to the Company Data Room before the Effective Date; and

(ii)	party to or otherwise bound by any collective agreement or relationship with any labour union or trade association or other employee organization or subject to any application for certification nor, to the knowledge of the Company, subject to any attempted or threatened union-organizing campaigns for employees not covered under a collective agreement nor are there any current, or to the knowledge of the Company, pending or threatened strikes or lockouts at the Company or its Subsidiaries, nor pending or threatened allegations of unfair labour practices.

(b)	there are no labour disputes, strikes, organizing activities or work stoppages against the Company or any of its Subsidiaries pending, or to knowledge of the Company, threatened.

(c)	the execution, delivery and performance of this Agreement and the consummation of the Arrangement will not result in the automatic acceleration of the time of payment or vesting of entitlements otherwise available under any Employee Plan of the Company or any of its Subsidiaries or in any exit bonus or change in control payment and any payments for share appreciation or similar rights, any severance or bonus plan or payment, or any similar payment including the amount of each such payment payable by the Company or any of its Subsidiaries to its or their current or former Company Employees, consultants or independent contractors.

(d)	The Company and each of its Subsidiaries has been for the immediate past three (3) years and is now in compliance, in all material respects, with all terms and conditions of employment, with respect to employment and labour Laws, including, without limitation, any Laws relating to employment and labour standards, wages, hours of work, overtime, vacation, holidays, equal opportunity, employee privacy, immigration, equal pay, pay equity, payroll record laws, human rights, civil rights, unfair labour practices, employment discrimination, harassment, hostile work environment, sexual harassment, retaliation, whistleblower, accommodations, accessibility, occupational health and safety and workers compensation, or any other employment related matter arising under the applicable Laws, and there are no current, or, to the knowledge of the Company, pending or threatened proceedings (including actions, claims, suits, complaints, grievances, arbitration, regulatory investigations, appeals, orders, and applications) before any court, tribunal, Governmental Entity or labour arbitrator in connection with the employment of any current or former Company Employees, consultants, independent contractors or applicants of the Company or any of its Subsidiaries, including, without limitation, any pending or threatened proceedings relating to employment or labour standards, wages, hours of work, overtime, vacation, holidays, equal opportunity, immigration, equal pay, pay equity, human rights, unfair labour practices, employment discrimination, harassment, sexual harassment, retaliation, equal pay, occupational health and safety and workers compensation, or any other employment related matter arising under applicable Laws, or any of the foregoing Employee Plans of the Company and its Subsidiaries (other than routine claims for benefits).

(e)	The Company and its Subsidiaries have been for the immediate past three (3) years, in compliance with all applicable Laws and the payment and withholding of employment benefits, pension, employment insurance, social security and other payroll Taxes and deductions, and (i) are not liable for any arrears of wages, compensation, Taxes, remittances, penalties or other sums and (ii) have for the last year paid in full to all current and former Company Employees, consultants or independent contractors providing services to the Company or its Subsidiaries all wages, salaries, commissions, bonuses, and other compensation that has become due and payable to such Company Employees. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to workers compensation, unemployment compensation benefits or social security benefits for current or former Company Employees, consultants or independent contractors.

(f)	To the knowledge of the Company, no executive, supervisor or manager of the Company or its Subsidiaries (A) has any present intention to terminate their employment, or (B) is a party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement with any other Person besides the Company or its Subsidiaries which would materially impede the business, be material to the performance of such employee’s employment duties, or the ability of the Company and any of its Subsidiaries, or the Purchaser and any of its Subsidiaries to conduct the business.

(g)	There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any Michigan state or provincial workers’ compensation statute or regulation, and neither the Company nor any of its Subsidiaries has been reassessed under such statute or regulation during the immediate past three (3) years and, to the knowledge of the Company, no audit of the Company or any its Subsidiaries is currently being performed pursuant to any Michigan state or provincial workers’ compensation statute or regulation, and, to the knowledge of the Company, there are no claims or potential claims which may adversely affect the Company’s or any of its Subsidiaries’ accident cost experience in respect of the business.

(h)	Section (27)(h) of the Company Disclosure Letter contains a correct and complete list of each Company Employee, whether actively at work or not, and each consultant or independent contractor performing services for the Company or any of its Subsidiaries, indicating their current salaries, wage rates, current and three (3) years’ historical commissions and consulting fees, current and three (3) years’ historical bonus arrangements, benefits, positions, age, annual vacation entitlement, current accrued vacation, current accrued overtime or time off in lieu, current accrued sick leave, status as full-time or part-time employees, consultants or independent contractors, location of employment, whether on an approved leave of absence and the estimated return date, cumulative length of service with the Company and its Subsidiaries, as applicable and whether they are subject to a written employment contract.

(i)	All Company Employees classified as exempt by the Company or its Subsidiaries under the Fair Labor Standards Act, Ontario Employment Standards Act 2000 and applicable state or provincial wage and hour laws are properly classified in all material respects.

(j)	Each independent contractor/consultant who is disclosed in Section (27)(j) of the Company Disclosure Letter has been properly classified by the Company and its Subsidiaries as an independent contractor under the Fair Labor Standards Act, Ontario Employment Standards Act, 2000, and applicable state or applicable provincial wage and hour laws and neither the Company, nor any of its Subsidiaries has received any notice from any Governmental Entity disputing such classification.

(k)	Section (27)(k) of the Company Disclosure Letter lists all Employee Plans of the Company and its Subsidiaries. The Company has made available to the Purchaser true, correct and complete copies of all such Employee Plans as amended.

(l)	No Employee Plan of the Company or any of its Subsidiaries contains or has ever contained a “defined benefit provision” as such term is defined in subsection 147.1 of the Tax Act.

(m)	Neither the Company, any of its Subsidiaries, nor any of its ERISA Affiliates sponsors, maintains, contributes to, or has, at any time during the preceding six (6) years, been obligated to contribute to, or has any current or contingent liability or obligation with respect to or under: (i) any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; or (ii) any “defined benefit plan” as such term is defined in Section 3(35) of ERISA or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the U.S. Tax Code. No Employee Plan of the Company or any of its Subsidiaries is a “multiple employer plan” within the meaning of Section 413(c) of the U.S. Tax Code or Section 210 of ERISA, or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(n)	All Employee Plans of the Company and its Subsidiaries are and have been established, registered, funded and administered in all material respects: (x) in accordance with applicable Laws and (y) in accordance with their terms. To the knowledge of the Company, no fact or circumstance exists which could adversely affect the qualified status of any such Employee Plan.

(o)	no Employee Plan of the Company or any of its Subsidiaries provides, and neither the Company nor any of its Subsidiaries has any obligation to provide or make available, any post-termination, post-ownership or post-employment health, life insurance or other welfare benefits, except as required by applicable Law for which the covered Person pays the full cost of coverage. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty under or with respect to the reporting requirements under Sections 6055 and 6056 of the U.S. Tax Code, as applicable, or Section 4980B, 4980D or 4980H of the U.S. Tax Code.

(p)	Except as set forth in Section (27)(p) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (either alone or upon the occurrence of any additional or subsequent events) result in any payment or benefit that could be non-deductible to the payor (in whole or in part) under Section 280G of the U.S. Tax Code or constitute an excess parachute payment under Section 280G of the U.S. Tax Code and/or result in an excise tax pursuant to Section 4999 of the U.S. Tax Code.

(q)	Each Employee Plan of the Company or any of its Subsidiaries that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with and has been maintained in accordance with the requirements of Section 409A of the U.S. Tax Code and the Treasury Regulations promulgated thereunder in all material respects, and no amount under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the U.S. Tax Code.

(r)	No Employee Plan of the Company or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the U.S. Tax Code, or otherwise.

(s)	All contributions, premiums or Taxes required to be made or paid by the Company or any of its Subsidiaries under the terms of each Employee Plan of the Company and its Subsidiaries or by applicable Laws have been made in a timely fashion.

(t)	The Company has complied with the WARN Act or similar state law, and it has no plans to undertake any action before the Effective Date that would trigger any obligations under the WARN Act or similar state or local law. The Company has provided to Purchaser a true and complete list of Company Employee terminations, by date and location, implemented by the Company in the three (3) year period preceding the Effective Date.

(28)	Intellectual Property.

(a)	Except as set forth in Section (28)(a) of the Company Disclosure Letter:

(i)	the Company Intellectual Property Rights constitute all Intellectual Property rights that are material to the conduct of the Company Business, as currently conducted and as currently contemplated to be conducted;

(ii)	the Company and its Subsidiaries own all right, title and interest in and to Company Owned Intellectual Property Rights, free and clear of all Liens except Permitted Liens;

(iii)	the Company and its Subsidiaries have the right to use the Company Licensed Intellectual Property Rights pursuant to valid and written license agreements and are not in breach of such license agreements;

(iv)	to the knowledge of the Company, all Company Intellectual Property Rights are valid and enforceable and there have been no claims made or, to the knowledge of the Company, threatened, alleging the invalidity, misuse or unenforceability of any of the Company Intellectual Property Rights;

(v)	the operation of the Company Business, including the manufacture, marketing, use, and sale of the products and services of the Company and its Subsidiaries, and the use and exploitation of the Company Intellectual Property Rights do not infringe upon, misappropriate, or otherwise violate the Intellectual Property rights of any third party;

(vi)	the Company has disclosed all material facts regarding known third-party uses and disputes regarding Company Intellectual Property Rights including, but not limited to, U.S. Trademark Opposition Proceeding No. 91/252,169; and

(vii)	to the knowledge of the Company, no third party is infringing upon, misappropriating, or otherwise violating the Company Intellectual Property Rights.

(b)	Section (28)(b) of the Company Disclosure Letter sets forth an accurate and complete list of all registered or applied for Company Intellectual Property Rights, including any registered or applied for trademarks, trade names, service marks, domain names, patents, and copyrights owned or purported to be owned by the Company and its Subsidiaries.

(c)	Section (28)(c) of the Company Disclosure Letter sets forth an accurate and complete list of each license, covenant or other Contract pursuant to which the Company or its Subsidiaries has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property Rights. The Company and each Subsidiary had the power and authority to assign, transfer, license, distribute or otherwise grant any such right and each such license, covenant or other Contract is legal, valid and binding on the parties thereto.

(d)	Section (28)(d) of the Company Disclosure Letter sets forth an accurate and complete list of each item of Company Licensed Intellectual Property Rights and the license or agreement pursuant to which the Company and its Subsidiaries obtained rights to that Company Licensed Intellectual Property Rights (excluding any commercially-available, off- the-shelf Software programs that are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $250,000), (ii) each Contract, assignment or other instrument pursuant to which the Company or its Subsidiaries has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property Rights, and (iii) each Contract or other instrument pursuant to which the Company or its Subsidiaries has obtained any ownership or license interest in Intellectual Property developed by a consultant, developer or vendor to the Company or its Subsidiaries. Each such license or agreement and each such Contract is legal, valid and binding on the parties thereto.

(e)	Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company Intellectual Property Rights, or impair the right of the Purchaser to use, possess, sell or license any Company Intellectual Property Rights or portion thereof.

(f)	The Company and its Subsidiaries have taken commercially reasonable steps to maintain their rights to the Company Intellectual Property Rights and to protect and preserve the confidentiality of, and their exclusive right to use, all of their trade secrets and material confidential information and know-how, including having (i) caused each of its employees and all other Persons who have contributed to the creation or development of any Company Intellectual Property Rights to execute valid and enforceable agreements irrevocably and unconditionally assigning such Intellectual Property rights to the Company and its Subsidiaries and (ii) disclosed such confidential information only to such of its employees, contractors and other Persons with a need to know the same in connection with their performance of services for the Company or its Subsidiaries and pursuant to an executed written confidentiality agreement. To the knowledge of the Company, no such trade secrets, information, or know-how have been improperly used or accessed by, or disclosed (other than under obligations of confidentiality) to any other Person.

(29)	Licenses. True and complete copies of all Material Contracts in relation to the licences and permits issued by Michigan regulatory authorities to the Licensed Operators have been provided to or made available to the Purchaser and its representatives. True and complete copies of all application materials (including all schedules and attachments) related to the material Regulatory Licenses shall have been provided to or made available to the Purchaser and its representatives prior to the Effective Date.

(30)	Related Party Transactions. With the exception of this Agreement and any contracts related to Company RSUs, Company Warrants and employment agreements included in the Company Data Room (collectively, “Related Party Agreements”) and as disclosed in Section (30) of the Company Disclosure Letter, there are no Contracts or other transactions currently in place between the Company or any of its Subsidiaries, on the one hand, and: (i) any current or former officer or director of the Company or any of its Subsidiaries; and (ii) any affiliate or associate of any such, officer or director.

(31)	Brokers. Other than as disclosed in Section (31) of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(32)	Competition.

(a)	Neither the aggregate value of the assets in Canada that are owned by Company or by entities controlled by Company nor the gross revenues from sales in or from Canada generated from such assets exceed $93 million, in either case as determined in accordance with the Competition Act (Canada) and the regulations promulgated thereunder.

(b)	The Company represents that it does not hold assets in the United States valued at $92 million U.S. dollars or more, and did not have sales in or into the United States of $92 million or more in its most recently-completed fiscal year.

(33)	Insurance. As of the date hereof, the Company and each of its Subsidiaries have such policies of insurance as are included in the Company Data Room. All insurance maintained by the Company and its Subsidiaries is in full force and effect from reputable and financially responsible third-party insurers against loss or damage by insurable hazards or risks on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses.

(34)	Research and Development. All product research and development activities, including quality assurance, quality control, testing, and research and analysis activities, conducted by the Company and its Subsidiaries in connection with its business is being conducted in all material respects in accordance with applicable regulations and requirements and best industry practices and in compliance with all industry, laboratory safety, management and training standards applicable to the Company Business, all such processes, procedures and practices, required in connection with such activities are in place as necessary and are being complied with, in all material respects.

(35)	No “Collateral Benefit”. Except as disclosed in Section (35) of the Company Disclosure Letter, no Person shall receive a “collateral benefit” (within the meaning of MI 61-101) from the Company or its affiliates as a consequence of the Arrangement.

(36)	Banks; Powers of Attorney. Section (36) of the Company Disclosure Letter lists, as of the date of this Agreement, the names and locations of all banks in which the Company and each of its Subsidiaries has accounts or safe deposit boxes, the name of the Company or the applicable Subsidiary and the names of all Persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.

(37)	Suppliers. Section (37) of the Company Disclosure Letter sets forth an accurate and complete list of the ten (10) largest suppliers of materials, products or services to the Company and its Subsidiaries, taken as a whole, measured by the gross expenditures paid or payable by the Company and its Subsidiaries to each such supplier during the fiscal year ended on December 31, 2020 and the three (3) months ended June 30, 2021 (each, a “Top Company Supplier”), identifying the approximate amount of gross expenditures paid or payable to each such Top Company Supplier. Since June 30, 2021 to the date hereof, none of the Top Company Suppliers (A) has cancelled or terminated its business relationship with the Company or any of its Subsidiaries or notified the Company or any of its Subsidiaries in writing (or, to the Company’s knowledge, orally) of its intent to cancel or terminate its business relationship with the Company or any of its Subsidiaries, (B) materially reduced its business with the Company or any of its Subsidiaries or notified the Company or any of its Subsidiaries in writing (or, to the Company’s knowledge, orally) of its intent to materially reduce its business with the Company or any of its Subsidiaries, (C) changed, or notified the Company or any of its Subsidiaries in writing (or, to the Company’s knowledge, orally) of an intention to materially change the terms on which or the amount it is prepared to sell or supply to the Company or any of its Subsidiaries or (D) notified the Company or any of its Subsidiaries in writing (or, to the Company’s knowledge, orally) of a material dispute or controversy between it and the Company or any of its Subsidiaries.

(38)	Products and Inventories. The Inventories: (i) are of a quality in conformity in all material respects with the warranties given by the Company or any of its Subsidiaries pursuant to supply Contracts or any other Contracts to which they are a party, (ii) are of a quality in conformity in all material respects with industry standards, (iii) are not subject to a voluntary recall by the Company or any of its Subsidiaries, by the manufacturer or distributor of the Inventories or any Governmental Entity, and to the Company’s knowledge, there is no threat of any such recall, (iv) with respect to the portion of the Inventories consisting of edible cannabis products, are Saleable, (v) with respect to the portion of the Inventories consisting of raw materials and work-in-progress, is of a quality usable in the production of finished products, and (vi) since January 1, 2020, have been manufactured and produced in accordance, in all material respects with, and meet all material requirements of, applicable Law (other than Federal Cannabis Laws), and meet the material specifications in all Contracts, with customers of the Company or any of its Subsidiaries relating to the sale of such products, in each case, except to the extent written off or written down to fair market value or for which adequate reserves have been established. All Inventories are owned by the Company free and clear of all Liens other than Permitted Liens, and no Inventories are held on a consignment basis from others. The level of Inventories is consistent with the level of inventories that has been maintained in the operation of the Company Business prior to the date hereof in accordance with the operation of the Company Business in the Ordinary Course. Without limiting the generality of this Section (38), all products previously or currently produced, distributed or sold by, and all services provided by, the Company or any of its Subsidiaries have been produced, packaged, labeled, advertised, distributed and sold (or in the cases of services, provided) in accordance with and meet all material requirements of, applicable Law (other than Federal Cannabis Laws), in all material respects, and meet the material specifications in all Contracts with customers of the Company or any of its Subsidiaries relating to the sale of such products in the Ordinary Course, (x) there have been no material claims against the Company or any of its Subsidiaries pursuant to any product warranty or with respect to the production, distribution or sale of defective or inferior products or with respect to any warnings or instructions concerning such products, and (y) there have been no recalls regarding any of the products produced, distributed or sold by the Company or any of its Subsidiaries, and, to the Company’s knowledge, there are no grounds for any such recall.

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

(1)	Organization and Qualification. The Purchaser is a corporation duly incorporated and validly existing under the Laws of its jurisdiction of incorporation and has all necessary corporate power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. The Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary.

(2)	Authority Relative to this Agreement. The Purchaser has all necessary corporate power and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Purchaser as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement have been duly authorized by the Purchaser Board or directors and no other corporate proceedings on its part are necessary to authorize this Agreement, the Arrangement or the issuance of the Consideration Shares. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(3)	No Violation. Neither the authorization, execution and delivery of this Agreement by the Purchaser nor the completion of the transactions contemplated by this Agreement or the Arrangement, nor the performance of its obligations hereunder or thereunder, nor compliance by the Purchaser with any of the provision hereof or thereof, will result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:

(a)	its Constating Documents;

(b)	any material Authorization or material Contract to which the Purchaser is a party or to which it or any of its properties or assets are bound; or

(c)	any Laws, regulation, order, judgment or decree applicable to the Purchaser or any of its Subsidiaries or any of their respective properties or assets;

except in the case of (b) and (c) above for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would reasonably be expected to have individually or in the aggregate a Material Adverse Effect on the Purchaser and its Subsidiaries on a consolidated basis.

(4)	Governmental Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Arrangement requires no consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Entity other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) compliance with any applicable Securities Laws and CSE policies, rules and regulations; and (iv) receipt of the Key Authorizations.

(5)	Capitalization.

(a)	The authorized share capital of the Purchaser consists of an unlimited number of Purchaser Shares, an unlimited number of proportionate voting shares (“Purchaser Proportionate Voting Shares”), an unlimited number of non-participating, non-voting, unlisted exchangeable shares (“Purchaser Exchangeable Shares”) and an unlimited number of preferred shares, issuable in series (“Purchaser Preferred Shares”). As of the close of business on day before date of Agreement, there were issued and outstanding 184,415,750 Purchaser Shares, no Purchaser Proportionate Voting Shares, 38,890,570 Purchaser Exchangeable Shares and 14,318 Purchaser Preferred Shares.

(b)	As of the close of business on the day before the date of Agreement, an aggregate of up to 13,518,046 Purchaser Shares are issuable upon the exercise of outstanding options to purchase Purchaser Shares, up to 273,814 Purchaser Shares are issuable upon the vesting of outstanding restricted share units of the Purchaser, up to 37,913,920 Purchaser Shares are issuable upon the exercise of outstanding Purchaser Share purchase warrants of the Purchaser, up to 38,389,570 Purchaser Shares are issuable upon the conversion of outstanding Purchaser Exchangeable Shares, up to 14,318,000 Purchaser Shares are issuable upon the conversion of outstanding Purchaser Preferred Shares, up to 16,119,000 Purchaser Shares are issuable upon the conversion of outstanding Purchaser Preferred Share purchase warrants of the Purchaser, up to 8,590,908 Purchaser Shares are issuable upon the conversion of outstanding Purchaser Proportionate Voting Share purchase warrants of the Purchaser, the exercise prices, expiration dates and other material terms of such securities are set forth in Section (5)(b) of the Purchaser Disclosure Letter. The Purchaser has included in the virtual data room established by the Purchaser true and complete copies of the stock option plan of the Purchaser, the restricted share unit plan of the Purchaser, and each of the Purchaser Share purchase warrants, the Purchaser Preferred Share purchase warrants, the Purchaser Proportionate Voting Share purchase warrants and true and complete registers of the holders of such securities. As of the close of business on August 31, 2021, except for such Purchaser Shares described in the immediately preceding sentence and the Consideration Shares issuable in connection with the Arrangement, there are no outstanding securities, options, warrants, stock appreciation rights, restricted stock units, conversion privileges, calls, derivative contracts, forward sales contracts or other rights, agreements, arrangements, undertakings or commitments (pre-emptive, contingent or otherwise) of any character whatsoever to which the Purchaser or any of its Subsidiaries is a party or by which any of the Purchaser or its Subsidiaries may be bound, obligating the Purchaser or any of its Subsidiaries to issue, grant, deliver, extend, or enter into any such security, option, warrant, stock appreciation right, restricted stock unit, conversion privilege, call, derivative contract, forward sales contract, or other right, agreement, arrangement, undertaking or commitment.

(c)	All outstanding shares of the Purchaser have been duly authorized and validly issued and are fully paid and non-assessable.

(6)	Purchaser Shares. The Consideration Shares to be issued pursuant to the Arrangement have been duly authorized and reserved for issuance and, upon issuance, will be validly issued as fully paid and non-assessable shares in the capital of the Purchaser, will be issued in compliance with all applicable Laws and Securities Laws, will not have been issued in violation of any pre-emptive rights or contractual rights to purchase securities and will be listed for trading on the CSE.

(7)	Reporting Status and Securities Laws Matters. The Purchaser is a “reporting issuer” or the equivalent and not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in each of British Columbia, Alberta and Ontario. The Purchaser is in compliance, in all material respects, with all applicable Securities Laws and there are no current, pending or, to the knowledge of the Purchaser, threatened proceedings before any Securities Authority or other Governmental Entity relating to any alleged non-compliance with any Securities Laws. The Purchaser Shares are listed on and the Purchaser is in compliance, in all material respects, with the rules and policies of, the CSE and no delisting, suspension of trading in or cease trading order with respect to any securities of the Purchaser is in effect and to the knowledge of the Purchaser, no inquiry or investigation (formal or informal) of any Securities Authority or the CSE is in effect or ongoing or, to the knowledge of the Purchaser, expected to be implemented or undertaken. The Purchaser has not taken any action to cease to be a reporting issuer in any province nor has the Purchaser received any notification from any Securities Authority seeking to revoke the reporting issuer status of the Purchaser.

(8)	Public Filings. The Purchaser has timely filed or furnished all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities and/or the CSE since January 1, 2021. The Purchaser has filed or furnished all Purchaser Filings required to be filed or furnished by the Purchaser in a timely manner with any Governmental Entity. The documents comprising the Purchaser Filings complied as filed in all material respects with applicable Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such subsequent filing), contain any Misrepresentation. The Purchaser has not filed any confidential material change report which at the date of this Agreement remains confidential.

(9)	Financial Statements. The consolidated annual audited financial statements of the Purchaser as at and for the fiscal years ended December 31, 2020 and December 31, 2019 (including the notes thereto), and the consolidated interim unaudited financial statements of the Purchaser as at and for the three-month periods ended June 30, 2021 and June 30, 2020 and any related MD&A (collectively, the “Purchaser Financial Statements”) were prepared in accordance with IFRS consistently applied (except (a) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Purchaser’s independent auditors, or (b) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements) and present fairly, in all material respects, the consolidated financial position, financial performance and cash flows of the Purchaser for the dates and periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments). There has been no material change in the Purchaser’s accounting policies, except as described in the Purchaser Financial Statements, since June 30, 2021.

(10)	Internal Controls over Financial Reporting. The Purchaser maintains a system of internal accounting controls that is designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(11)	Independent Auditors. The Purchaser’s current auditors are independent with respect to the Purchaser within the meaning of the rules of professional conduct applicable to auditors in Canada and there has never been a “reportable event” (within the meaning of National Instrument 51-102) with the current, or to the best knowledge of the Purchaser any predecessor, auditors of the Purchaser during the last two years.

(12)	No Material Change. Since June 30, 2021:

(a)	the Purchaser and each of its Subsidiaries has conducted its business only in the Ordinary Course, excluding matters relating to the proposed Arrangement;

(b)	there has not occurred any event, occurrence or development or a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect on the Purchaser; and

(c)	there has not been any acquisition or sale by the Purchaser or its Subsidiaries of any material property or assets.

(13)	Litigation. There is no claim, action, suit, grievance, complaint, proceeding, arbitration, charge, audit, indictment or investigation that is pending or has been commenced or, to the knowledge of the Purchaser, is threatened affecting the Purchaser or its Subsidiaries or affecting any of their property or assets (whether owned or leased) at law or in equity, which, individually or in the aggregate, if determined adversely to the Purchaser or its Subsidiaries, has or could reasonably be expected to result in liability to the Purchaser or its Subsidiaries in excess of $500,000. To the knowledge of the Purchaser, neither the Purchaser, its Subsidiaries nor any their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree material to the Purchaser and its Subsidiaries on a consolidated basis.

(14)	Authorizations. The Purchaser and its Subsidiaries have obtained and are in compliance with all material Authorizations required by applicable Laws, necessary to conduct their current business as now being conducted, with the exception of the Federal Cannabis Laws. The Purchaser has made all applications and submissions necessary to obtain prequalification status from the MRA for Purchaser or a Subsidiary and any Person affiliated with Purchaser or a Subsidiary who is considered an “applicant,” as defined by the MRA. Section (14) of the Purchaser Disclosure Letter sets forth an accurate and complete list of such Persons.

(15)	Compliance with Laws. Except as would not reasonably be expected to result in a Material Adverse Effect on the Purchaser:

(a)	The Purchaser and each of its Subsidiaries have complied with and are not in violation, in any material respect, of any applicable Laws, with the exception of the Federal Cannabis Laws.

(b)	The operations of the Purchaser and its Subsidiaries are and have (for so long as they have been owned by the Purchaser) been conducted at all times in compliance with Money Laundering Laws and no action, suit or proceeding by or before any court of governmental authority or any arbitrator non-Governmental Entity involving the Purchaser or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

(c)	Neither the Purchaser nor any of its Subsidiaries nor, to the knowledge of the Purchaser, any director, officer, agent, employee, affiliate or other Person acting on behalf of the Purchaser or any of its Subsidiaries, is currently the subject or target of any United States sanctions administered or enforced by the OFAC; and the Purchaser has not lent, contributed or otherwise made available, directly or indirectly, any funds to any Subsidiary or other Person or entity, for the purpose of financing the activities of any Person which, to the knowledge of the Purchaser, is currently subject to any United States sanctions administered by OFAC.

(16)	Taxes.

(a)	The Purchaser and each of its Subsidiaries has duly and timely filed all material income and other Tax Returns required to be filed prior to the date hereof with the appropriate Governmental Entities. The Purchaser and each of its Subsidiaries has reported all material income and all other amounts and information required by applicable Law to be reported on such Tax Returns, and all such Tax Returns are true and correct in all material respects.

(b)	The Purchaser and each of its Subsidiaries has duly and timely paid all material Taxes, including all instalments on account of Taxes for the current year that are due and payable by it whether or not assessed by the appropriate Governmental Entity. No deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against the Purchaser or its Subsidiaries by any Tax authority which have not been paid or settled.

(c)	The Purchaser and its Subsidiaries have provided adequate accruals in accordance with applicable accounting standards in its books and records and in the most recently published consolidated financial statements of the Purchaser for any Taxes of the Purchaser and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

(d)	The Purchaser and each of its Subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any employees and any non-resident Person, the amount of all material Taxes and other material deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Entity.

(e)	The Purchaser is a “taxable Canadian corporation” for the purposes of the Tax Act.

(f)	The Purchaser is not treated as a U.S. corporation for U.S. federal income tax purposes and is not treated as a “surrogate foreign corporation” pursuant to Section 7874 of the U.S. Tax Code.

(g)	The Purchaser is not a “controlled foreign corporation” within the meaning of Section 957 of the U.S. Tax Code.

(h)	Neither the Purchaser nor any of its Subsidiaries has been a party to any transaction or other arrangement to which subsection 247(2) or (3) of the Tax Act may reasonably be expected to apply.

(i)	There are no circumstances existing which could result in the application of section 17 or sections 78 to 80.04 of the Tax Act, or any equivalent provincial Law, to the Purchaser or any of its Subsidiaries.

(17)	Investment Canada Act. The Purchaser is a “trade agreement investor” and not a “state-owned enterprise” as those terms are defined in the Investment Canada Act (Canada).

(18)	Brokers. Other than fees payable to ATB Financial Capital Markets Inc. and Haywood Securities Inc. in their capacity as advisors to the independent special committee of the Purchaser, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser or its Subsidiaries.